As filed with the Securities and Exchange Commission July 16, 2001

                                                              File No. 333-71091
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                         Post-Effective Amendment No. 2
                     IBF VI -- SECURED LENDING CORPORATION
          (Name of small business issuer as specified in its charter)

                                    Delaware
                          (State or Other Jurisdiction
                       of Incorporation or Organization)
                                   52-2139510
                       (IRS Employer Identification No.)

                         1733 Connecticut Avenue, N.W.
                              Washington, DC 20009
                                 (202) 588-7500
   (Address and telephone number of registrant's principal executive offices and principal place of business)

                                Simon A. Hershon
                     IBF VI -- Secured Lending Corporation
                         1733 Connecticut Avenue, N.W.
                              Washington, DC 20009
                                 (202) 588-7500
           (Name, address and telephone number of agent for service)

                            ------------------------


                                   Copies to:

          John M. McDonald, Esq.                                Arthur Don, Esq.
             Shaw Pittman LLP                                D'Ancona & Pflaum LLC
            2300 N Street, NW                          111 East Wacker Drive, Suite 2800
           Washington, DC 20037                                Chicago, IL 60601
              (202) 663-8000                                     (312) 602-2000
           (202) 663-8007 (fax)                               (312) 602-3000 (fax)


If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                     IBF VI -- SECURED LENDING CORPORATION

             CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS,
            FILED AS PART OF REGISTRATION STATEMENT, OF INFORMATION
                             REQUIRED BY FORM SB-2

  ITEM
NUMBER IN
FORM SB-2           ITEM CAPTION IN FORM SB-2                      LOCATION IN PROSPECTUS
---------  -------------------------------------------  ---------------------------------------------
    1      Front of Registration Statement and Outside
           Front Cover of Prospectus..................  Front Cover Page
    2      Inside Front and Outside Back Cover Pages
           of Prospectus..............................  Inside Front Cover Page; Back Cover Page
    3      Summary Information and Risk Factors.......  Prospectus Summary; Risk Factors
    4      Use of Proceeds............................  Use of Proceeds
    5      Determination of Offering Price............  Not Applicable
    6      Dilution...................................  Not Applicable
    7      Selling Security Holders...................  Not Applicable
    8      Plan of Distribution.......................  Front Cover Page; Plan of Distribution
    9      Legal Proceedings..........................  Management
   10      Directors, Executive Officers, Promoters
           and Control Persons........................  Prospectus Summary; Certain Relationships and
                                                        Related Transactions
   11      Security Ownership of Certain Beneficial
           Owners and Management......................  Prospectus Summary; Certain Relationships and
                                                        Related Transactions
   12      Description of Securities..................  Description of the Bonds; Cover Page of
                                                        Registration Statement; Cover Page of
                                                        Prospectus; Prospectus Summary; Risk Factors;
                                                        Investor Suitability and Minimum Investment
                                                        Requirements; Subscription Procedures
   13      Interest of Named Experts and Counsel......  Not Applicable
   14      Disclosure of Commission Position on
           Indemnification for Securities Act
           Liabilities................................  Risk Factors
   15      Organization within Last Five Years........  Prospectus Summary; Certain Relationships and
                                                        Related Transactions
   16      Description of Business....................  Front Cover Page; Prospectus Summary;
                                                        Management's Discussion and Analysis of
                                                        Liquidity and Capital Resources; Management;
                                                        Certain Relationships and Related
                                                        Transactions; Risk Management; Operating
                                                        Policies and Objectives; Investment
                                                        Guidelines; Risk Factors; Additional
                                                        Information
   17      Management's Discussion and Analysis or
           Plan of Operation..........................  Operating Policies and Objectives;
                                                        Management's Discussion and Analysis of
                                                        Liquidity and Capital Resources
   18      Description of Property....................  Prospectus Summary; Risk Factors; Use of
                                                        Proceeds; Investment Guidelines; Initial
                                                        Mortgage Loan Acquisitions; Management;
                                                        Certain Legal Aspects of Mortgage Loans and
                                                        Real Property Investments
   19      Certain Relationships and Related
           Transactions...............................  Management; Certain Relationships and Related
   20      Market for Common Equity and Related         Transaction
           Stockholder Matters........................  Prospectus Summary; Certain Relationships and
                                                        Related Transactions
   21      Executive Compensation.....................  Not Applicable

  ITEM
NUMBER IN
FORM SB-2           ITEM CAPTION IN FORM SB-2                      LOCATION IN PROSPECTUS
---------  -------------------------------------------  ---------------------------------------------
   22      Financial Statements.......................  Appendix I and Appendix II to the Prospectus
   23      Changes In and Disagreements With
           Accountants on Accounting and Final
           Disclosure.................................  Not Applicable
   24      Indemnification of Officers and
           Directors..................................  Part II of Registration Statement
   25      Other Expenses of Issuance and
           Distribution...............................  Part II of Registration Statement
   26      Recent Sales of Unregistered Securities....  Part II of Registration Statement
   27      Exhibits...................................  Exhibits to Registration
                                                        Statement
   28      Undertakings...............................  Part II of Registration Statement

PROSPECTUS

                                                                [INTERBANK LOGO]

                                  $50,000,000
                     IBF VI -- SECURED LENDING CORPORATION

                 CURRENT INTEREST SUBORDINATED BONDS - DUE 2007


                    ACCRETION SUBORDINATED BONDS - DUE 2007


    IBF VI -- Secured Lending Corporation is offering its unsecured current interest subordinated bonds and its unsecured accretion subordinated bonds. There is no market for you to resell your bonds.


    The unsecured current interest subordinated bonds due December 31, 2007 we are offering will bear interest at the rate of 10.75% per annum. The unsecured accretion subordinated bonds due December 31, 2007 we are offering will accrete interest at the rate of 10.75% per annum, compounded quarterly. If an election is made to pay current interest on any accretion subordinated bonds, we will pay current interest at the rate of 10.75% per annum. You should read this prospectus carefully before you invest.



     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR CERTAIN INFORMATION YOU SHOULD CONSIDER BEFORE YOU PURCHASE BONDS.


     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

-----------------------------------------------------------------------------------------------------------
                                         PRICE TO                   SALES                  PROCEEDS TO
                                          PUBLIC                  COMMISSION                 COMPANY
-----------------------------------------------------------------------------------------------------------
  Per Bond                                 100%                       8%                       92%
-----------------------------------------------------------------------------------------------------------
  Minimum                                $500,000                  $40,000                   $460,000
-----------------------------------------------------------------------------------------------------------
  Maximum                              $50,000,000                $4,000,000               $46,000,000
-----------------------------------------------------------------------------------------------------------


    The offering is made through National Securities Corporation, as underwriter on a best efforts basis. The offering will continue until the earliest of the date on which the maximum amount of bonds are sold, the date on which IBF
VI -- Secured Lending Corporation elects to terminate this offering in its sole discretion, or December 31, 2002.


                        NATIONAL SECURITIES CORPORATION


                 The date of this prospectus is July   , 2001.

                               Table of Contents



Prospectus Summary..........................................      1
Risk Factors................................................      3
Description of the Bonds....................................      7
Forward-Looking Statements..................................     13
Use of Proceeds.............................................     14
Management's Discussion and Analysis of Liquidity and
  Capital Resources.........................................     16
Operating Policies and Objectives...........................     18
Investment Guidelines.......................................     20
Risk Management.............................................     29
Significant Acquisitions....................................     33
Management..................................................     34
Regulatory Matters..........................................     41
Certain Relationships and Related Transactions..............     43
Indemnification.............................................     44
Certain Legal Aspects of Mortgage Loans and Real Property
  Investments...............................................     44
Certain United States Federal Income Tax Considerations.....     47
Plan of Distribution........................................     50
Investor Suitability and Minimum Investment Requirements;
  Subscription Procedures...................................     51
Legal Matters...............................................     53
Experts.....................................................     53
Additional Information......................................     53
Appendix I -- Audited Financial Statements..................    I-1
Appendix II -- Interim Financial Statements.................   II-1
Appendix III -- Subscription Agreement......................  III-1

                               PROSPECTUS SUMMARY

THE ISSUER


     The issuer, IBF VI - Secured Lending Corporation, which is referred to as "IBF VI" in this prospectus, is a Delaware corporation organized on June 8, 1998. IBF VI changed its name from IBF VI Participating Income Corporation on May 11, 2000. IBF VI is a direct, wholly owned subsidiary of InterBank Funding Corporation, a Delaware corporation, and an affiliate of IBF Management Corp. In this prospectus, InterBank Funding Corporation is referred to as "InterBank," and IBF Management Corp. is referred to as "IBF Management." The principal offices of IBF VI and its affiliates are located at 1733 Connecticut Avenue, N.W., Washington, DC 20009, telephone number (202) 588-7500.


BUSINESS

     IBF VI will engage either directly, or through one or more wholly owned affiliates, in the following businesses:

     - Purchasing and originating loans secured more than 100% by the value of commercial and residential real estate, which may include distressed properties, properties located outside the United States and residential mortgage loans made to borrowers whose credit standing would not qualify them for bank, Fannie Mae or Freddie Mac guidelines;

     - Purchasing and originating other commercial real estate related loans and commercial loans that are collateralized by non-real estate property;

     - Issuing nonrecourse collateralized mortgage bonds and entering into short-term financings secured by, and used to finance the purchase of, its loans;

     - Through a management agreement with its affiliate, IBF Management, and through management or servicing agreements with one or more unaffiliated parties, manage and service its loans.

IBF VI may also invest in subordinated interests in residential or commercial mortgage-backed securities.

     IBF VI's investment objective is to purchase and originate loans that will produce an average annual percentage rate of return of at least 18 percent. IBF VI will attempt to obtain this rate of return through a combination of origination fees, stated interest, discount fees and leverage. This strategy requires that IBF VI originate or acquire certain non-conforming loans, distressed loans, subordinated interests in pools of loans and enter into substantial leverage, all of which will typically involve a high degree of risk. Management has broad discretion in selecting the investments IBF VI will acquire or make.

THE OFFERING


      Bonds Offered          Up to $50,000,000 aggregate principal amount of
                               current interest subordinated bonds and accretion subordinated bonds. Each class of bonds will be general unsecured, subordinated debt of IBF VI. As of the date of this prospectus, IBF VI had sold $2,171,000 in principal amount of bonds.


      Denominations          The minimum principal amount of bonds you can
                               purchase is $5,000 unless there is a higher requirement in your state of residence. However, the minimum purchase for individual retirement accounts and Keogh plans is $2,000. After the minimum purchase, sales will be made in increments of $1,000.


      Maturity Date          The bonds will mature on December 31, 2007. Bonds
                               sold prior to the date of this prospectus mature on December 31, 2006.



      Interest               For the current interest subordinated bonds,
                               interest accrues at the rate of 10.75% per annum and is payable quarterly, unless you purchase $15,000 or more of bonds and elect to receive interest monthly. Stated interest will have a priority in payment over management fees due to IBF Management for the same period. Interest will not be paid on the accretion subordinated bonds unless there is an election to do so by you or IBF VI. The original issue discount on the accretion subordinated bonds is the difference between the original principal amount and the redemption price.



      Redemption             IBF VI may redeem any portion of your bonds from
                               time to time after June 30, 2002. In addition, your bonds may be tendered by you for redemption under limited circumstances, including your death or other hardship circumstances. Any redemption of the bonds for hardship reasons will


                             - require delivery by you of a request for hardship
                               exemption,

                             - be reduced by a penalty described in this
                               prospectus,

                             - be at the discretion of IBF VI, and

                             - be limited to 10% of the aggregate principal
                               amount of the bonds for each calendar year.

      No Rating              The bonds are not rated.

                                  RISK FACTORS

     Before you invest in our bonds, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus before you decide to purchase any of the bonds we are offering.

RISKS RELATED TO THE OFFERING

     YOUR BONDS ARE NOT INSURED AND WILL ONLY BE REPAID IF OUR BUSINESS IS SUCCESSFUL. No governmental or private agency insures the bonds offered by this prospectus. As a holder of the bonds you will only be repaid if our assets and the income produced from our operations are sufficient to make repayment.


     YOUR BONDS ARE UNSECURED AND SECOND IN RIGHT OF REPAYMENT TO OUR SENIOR DEBT AND ADEQUATE FUNDS MAY NOT BE AVAILABLE TO REPAY YOUR BONDS AFTER SATISFYING THE SENIOR DEBT. The bonds offered by this prospectus will be subordinated, or second in right of repayment, to our senior debt. If we are unable to repay any senior debt we incur and your bonds, then our senior debt would have to be paid in full prior to payment of your bonds, which may not leave adequate funds to repay your bonds.



     THERE IS NO LIMITATION ON THE AMOUNT OF SENIOR DEBT WE CAN INCUR WHICH MAY BECOME A SUBSTANTIAL LIABILITY FOR OUR OPERATIONS AND ADVERSELY AFFECT OUR ABILITY TO REPAY YOUR BONDS. Senior debt includes any indebtedness incurred in connection with our borrowing -- including our subsidiaries -- from a bank, trust company, insurance company, or from any other institutional lender and does not have to be specifically designated as "senior debt." If we have a significant amount of senior debt, our assets will need to earn substantial income to repay the senior debt which would not leave adequate funds to repay your bonds.



     YOU MAY NEVER BE ABLE TO RESELL YOUR BONDS BECAUSE THERE IS NO SECONDARY MARKET FOR THE BONDS. There is no public market for the bonds. Accordingly, you may never be able to resell your bonds and should purchase the bonds only if you are prepared to make a long-term investment with the expectation of holding the bonds until maturity.


     A DEFAULT BY US IN PAYING INTEREST OR PRINCIPAL ON YOUR BONDS COULD RESULT IN THE ACCELERATION OF THE MATURITY OF YOUR BONDS AND A TERMINATION OF YOUR INVESTMENT. If we default in our obligation to pay you interest or principal on the bonds or there is a default under the indenture, the indenture trustee or the holders of 25% of the outstanding bonds acting together may accelerate the due date of all principal and interest on the bonds. Although the holders of a majority of the bonds outstanding could vote to waive the default, if they are unwilling to do so your investment in the bonds would be terminated through prepayment, which may or may not result in full payment on the bonds, even if you would prefer that your investment continue until the original maturity.

RISKS RELATED TO OUR BUSINESS

     NON-PERFORMING LOANS ARE RISKY INVESTMENTS AND MAY CAUSE US TO SUFFER LOSSES OR DELAYS IN PAYMENT ON THE LOANS, RESULTING IN THE INABILITY TO REPAY YOUR BONDS. We plan to acquire non-performing loans secured by real estate or other non-real estate assets. Non-performing loans may entail a higher risk of loss or delayed payment than loans typically extended by commercial banks. In the event we experience higher losses or delays in payment on non-performing loans than expected, we may be unable to repay your bonds.


     WE MAY SUFFER GREATER LOSSES AND BE UNABLE TO REPAY YOUR BONDS DUE TO THE POTENTIAL LACK OF DIVERSIFICATION OF THE LOANS AND INVESTMENTS. If we do not sell all of the bonds offered under this prospectus, we will be limited in our ability to diversify our loan portfolio. The lack of sufficient diversification and the dependence on a small number of loans and investments creates the risk that the non-performance of any one loan or, in the case of a non-performing loan acquired by us, lower than expected net liquidation proceeds, could prevent us from being able to repay your bonds. As of the date of this prospectus, IBF VI had invested in one mortgage loan note secured by real property. Any deterioration in the ability of the borrower to make payments under the note may adversely affect IBF VI's results of operations.



     THE EXISTENCE OF CONFLICTS OF INTEREST COULD NEGATIVELY AFFECT THE QUALITY OF OUR LOANS AND INVESTMENTS AND DECREASE THE RETURN ON INVESTMENT AND THE AMOUNT AVAILABLE TO REPAY YOUR BONDS. Simon A. Hershon, an officer and director of IBF VI, is the sole owner of InterBank, which is the sole stockholder of IBF
VI. Simon A. Hershon is also the sole stockholder of IBF Management. InterBank owns other business entities that acquire and make loans for their own accounts, and many investments appropriate for IBF VI also will be appropriate for these other accounts. Management's duties on behalf of these other entities may cause conflicts of interest when they are presented with loan and investment opportunities that could be of benefit to us and to those other entities. We will have to rely on their judgment as to the proper allocation of these loan and investment opportunities in a manner that does not adversely affect the quality or return on our investment.


     We may make loans to affiliates of InterBank or acquire investments from InterBank. There is a potential conflict of interest when management has an interest in the lender and the borrower. Any lost loan or investment opportunities or disadvantageous loan terms caused by the existence of conflicts of interest may affect our return on investment and reduce the amount available to repay your bonds.

     SUBORDINATED LOANS ON REAL ESTATE HAVE HIGHER RISKS OF LOSS AND COULD REDUCE INCOME AVAILABLE TO REPAY YOUR BONDS. WE MAY ORIGINATE OR ACQUIRE LOANS SECURED DIRECTLY BY COMMERCIAL REAL ESTATE OR BY THE EQUITY OWNERSHIP IN THE REAL ESTATE, INCLUDING LOANS THAT ARE SUBORDINATE TO FIRST LIENS ON THE REAL ESTATE. Loans that are subordinate to first liens on real estate have greater risks of loss than first lien mortgage loans. An overall decline in the real estate market could adversely affect the value of the real property securing these loans such that the aggregate outstanding balance of the second lien loan and the balance of the more senior loan on the real property exceed the value of the real property. Our income could be adversely affected by larger than expected losses resulting from these types of impairment in value and reduce our ability to repay your bonds.

     OUR BUSINESS MAY BE ADVERSELY AFFECTED IF OUR HEDGING STRATEGY IS NOT SUCCESSFUL WHICH WOULD REDUCE INCOME AVAILABLE TO REPAY YOUR BONDS. If we purchase loans for issuance of collateralized mortgage bonds, but the collateralized mortgage bonds are not issued simultaneously with the loan purchase, we may hedge the value of the loans in an effort to lock in some or all of the value of the loans until the collateralized mortgage bonds can be issued. Our performance may be affected adversely if we do not hedge effectively against interest rate and other risks. No hedging strategy will insulate us completely from interest rate risk. A liquid secondary market may not exist for hedging instruments purchased or sold, and we may be required to maintain a position until exercise or expiration, which could result in losses and reduce income available to repay your bonds.

     IF WE INVEST IN SUBORDINATE INTERESTS IN MORTGAGES PLEDGED AS COLLATERAL FOR SENIOR, SECURED DEBT SECURITIES AND THE COLLATERAL DOES NOT PERFORM AS ANTICIPATED, WE COULD SUFFER LOSSES WHICH REDUCE INCOME AVAILABLE TO REPAY YOUR BONDS. We plan to purchase subordinate interests in pools of loans that have been pledged as collateral for senior, secured debt securities. These interests have special risks, including a substantially greater risk of loss of principal and non-payment of interest than the senior, secured debt classes. If the collateral securing the senior, secured debt does not perform as well as we anticipate at the time of making the investment, we may suffer losses or not achieve the yields we need to repay your bonds.

     LENDING TO CREDIT-IMPAIRED BORROWERS MAY CAUSE US TO SUFFER LOSSES ON OUR LOANS AND REDUCE INCOME AVAILABLE TO PAY INTEREST AND PRINCIPAL ON YOUR
BONDS. A significant portion of our loans will be made to borrowers who are either unable or unwilling to obtain financing from traditional sources, such as commercial banks. Loans made to these borrowers may entail a higher risk of delinquency and loss than loans made to borrowers who use traditional financing sources. In the event our loans experience higher delinquencies, foreclosures or losses than anticipated, our results of operations or financial condition would be adversely affected and we may not be able to repay your bonds.

     WE ARE DEPENDENT UPON FINANCING TO FUND OUR OPERATIONS AND FAILURE TO OBTAIN FINANCING WILL ADVERSELY AFFECT OUR BUSINESS PLANS AND OUR ABILITY TO REPAY INDEBTEDNESS. We are dependent upon the availability of financing to fund our operations. For our ongoing operations, we are dependent upon frequent financings, including:

     - the sale of unsecured subordinated debt securities;

     - short term borrowings secured by mortgage loans used to purchase mortgage loans or "warehouse credit facilities";

     - lines of credit; and

     - funds received from offerings of collateralized mortgage bonds.

     Any failure to obtain adequate funding under a warehouse credit facility or other borrowings could hurt our cash flow and profitability. To the extent that we are not successful in maintaining or replacing existing subordinated debt securities upon maturity, we would have to limit our loan originations or sell loans earlier than intended which could have a negative effect on our results of operations and financial condition and our ability to pay interest and principal on your bonds.

     IF WE ARE REQUIRED TO REGISTER AS AN INVESTMENT COMPANY UNDER THE INVESTMENT COMPANY ACT, WE WOULD BECOME SUBJECT TO RESTRICTIONS THAT WOULD PREVENT US FROM OPERATING PROFITABLY ENOUGH TO REPAY YOUR BONDS. We must maintain an exemption from the Investment Company Act of 1940 so as not to become regulated as an investment company. If we are unable to satisfy an exemption from the Investment Company Act and must register as an investment company, we will be unable to achieve our business plan, including our desired leverage and yield objectives, and engaging in transactions with affiliates, among other restrictions. These restrictions could prevent us from fully repaying your bonds. Section 3(c)(5)(C) of the Investment Company Act excludes from regulation entities that are primarily engaged in the business of purchasing or otherwise acquiring "mortgages and other liens on and interests in real estate." In order to qualify for this exemption, we, together with our wholly-owned subsidiaries, must, among other things, at all times hold not less than 80% of our total assets as qualifying mortgage loans and mortgage-related assets. We refer you to the discussion under "Regulatory Matters -- Investment Company Act exemption" later in this prospectus where this exemption is discussed in greater detail.

     After the commencement of the sale of bonds under this prospectus, we may be required to temporarily invest bond proceeds in short-term liquid investments until we identify qualifying mortgage loans for purchase. We will not purchase any non-qualifying loans or investments during such period. Nevertheless, we may be required to rely on Rule 3a-2 of the Investment Company Act, which provides a temporary exception not to exceed one year from the Investment Company Act for companies that have a bona fide intent to be engaged primarily, as soon as is reasonably possible, in a business other than that of investing, reinvesting, owning, holding or trading in securities but who temporarily fall within the definition of an investment company. Reliance upon the rule is permitted only once every three years. Therefore, if we rely on Rule 3a-2 during the initial investment period, we will not have it available to us for three years.

     If a substantial portion of our qualifying mortgage loans were to be prepaid or liquidated during the first three years, we, together with our wholly owned subsidiaries, may have to purchase or sell assets that we would not ordinarily purchase or sell in the normal course of business. If we or our wholly owned subsidiaries were required to sell assets, they may have to be sold sooner than they otherwise would. These sales may be at depressed prices, and we may not realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, we may incur tax liabilities when we sell assets. We may also be unable to buy additional assets that may be important to our operating strategy to achieve sufficient yields on our investments to repay the bonds. If we are unable to purchase or sell assets to meet the exemption, we may be required to register under the Investment Company Act, with the significant adverse consequences described above.

                            DESCRIPTION OF THE BONDS

     The bonds will be issued under an indenture between IBF VI, as issuer, and Continental Stock Transfer & Trust Company, as indenture trustee. The indenture is an exhibit to the registration statement of which this prospectus is a part. The indenture is governed by the Trust Indenture Act of 1939, as amended. The following summary does not contain all information that may be important to you. You are encouraged to review the indenture by obtaining a copy in the manner described under "Additional Information."

GENERAL


     The bonds are unsecured, subordinated debt obligations of IBF VI only and are being offered in an aggregate principal amount not to exceed $50,000,000. The bonds will mature on December 31, 2007 and may be redeemed in limited circumstances. See "--Redemption" below. The bonds will be subordinated to the prior payment in full of fees and expenses of the indenture trustee. The bonds are not rated by any statistical rating organization. The lack of a rating is likely to inhibit the development of a public market for the bonds and your ability to sell the bonds to anyone else. As of the date of this prospectus, IBF VI had sold $2,171,000 in principal amount of bonds. Bonds sold prior to the date of this prospectus mature on December 31, 2006.


     The bonds will generally be issued in minimum denominations of $5,000 of principal amount and increments of $1,000. See "Investor Suitability and Minimum Investment Requirements; Subscription Procedures -- Requirements Concerning Minimum Investment and Minimum Investor Net Worth/ Income." The bonds will be issued in book-entry form. Each purchaser of a bond will receive a confirmation of the transaction that evidences ownership of the bond. However, this confirmation will not be a negotiable instrument, and the holder cannot transfer rights of ownership in a bond by mere endorsement and delivery of this confirmation to a purchaser. IBF VI will furnish to holders of the bonds any reports required by the indenture governing the bonds, the Trust Indenture Act and any other applicable requirement of federal and state law.

     IBF VI will maintain a register to record the owner of each outstanding bond and may treat the person whose name is recorded as the owner of the bond for all purposes. In order to transfer ownership of a bond on the register, holders must provide IBF VI with written notice, signed by the holder or the duly authorized representative of the holder, on a form that IBF VI will supply. A holder may not pledge, assign or hypothecate any bond as collateral for a loan or otherwise.


     The unsecured current interest subordinated bonds due December 31, 2007 we are offering will bear interest at the rate of 10.75% per annum. If you purchase at least $15,000 of current interest subordinated bonds, the fixed interest is paid to you monthly or quarterly, as you elect. If you purchase less than $15,000 of bonds, then you will be paid interest quarterly. The interest payment will be made to the holder of record as of the last day of the calendar month prior to the interest payment date, which is the end of the applicable monthly or quarterly period. In the event an interest payment date falls on a day other than a business day, interest will be paid on the next business day.


     The accretion subordinated bonds due December 31, 2007 will pay all principal and accreted interest on the maturity date or on any earlier redemption date. Interest will accrete at the rate of 10.75% per annum compounded on each quarterly interest accrual date. You should be aware that the difference between the price at which you purchase accretion subordinated bonds and the redemption price will be considered original issue discount and must be included in your gross income for tax purposes.


     Interest on the bonds will be computed on the basis of a 360-day year consisting of twelve 30-day months. Principal and interest will be payable at the office of the indenture trustee in New York, New York.

ELECTION TO RECEIVE CURRENT INTEREST ON ACCRETION SUBORDINATED BONDS


     You may elect to receive current interest quarterly on your accretion subordinated bonds at the interest rate of 10.75% per annum by submitting a request to the indenture trustee during the month of December of each year prior to maturity. Once you elect to receive current interest on your accretion subordinated bonds, you will not have the option to rescind your election.



     IBF VI also has the option to pay current interest on the accretion subordinated bonds if a tax event occurs. From and after the date a tax event occurs, IBF VI may elect to pay interest quarterly on the accredited subordinated bonds at the interest rate set of 10.75% per annum instead of accreting interest.


     In the case of either election, the principal amount will be restated and will be calculated by adding the following:

     - the original principal amount; and

     - the amount of accreted interest which had accrued (1) through December 31 of the year you exercise your option or (2) in the case of IBF VI, through the date on which IBF VI exercises the option.

     A tax event occurs when IBF VI receives an opinion from an experienced independent tax counsel stating that:

     - any amendment, or change or announced prospective change in the laws or regulations of the United States or any of its political subdivisions or taxing authorities of the United States; or


     - any amendment, change, interpretation or application of the laws or regulations by any legislative body court government agency or regulatory authority,


which, if enacted, presents more than an insubstantial risk that interest, including accreted interest, payable on the accretion subordinated bonds either;

     - would not be deductible on a current accrual basis; or

     - would not be deductible under any other method;

in whole or in part, by IBF VI for federal income tax purposes.

REDEMPTION


     After June 30, 2002, IBF VI may redeem any portion of your bonds from time to time on at least 30 days' advance notice to you. After the redemption date specified in the notice, your bond ceases to accrue stated interest. Partial redemptions will be allocated among holders of the bonds by lot.



     You may tender your bond to the indenture trustee for redemption under hardship circumstances commencing in December 2002. A request for hardship redemption may only be delivered to IBF VI during any subsequent June and December. The request is irrevocable and represents a binding commitment by you to tender your bond for redemption. The request must provide information on your financial difficulty or change of circumstances and you must provide any additional information requested by IBF VI on the hardship situation. Any request for redemption under hardship circumstances have a redemption penalty deducted from the related redemption payment in an amount equal to a percentage of the original principal amount of the bond set forth in the table below. The paying agent will deduct the penalty from your redemption payment.



                                                           REDEMPTION PENALTY
                DATE OF REDEMPTION                  (PERCENTAGE OF PRINCIPAL AMOUNT)
                ------------------                  --------------------------------
December 2002 and June 2003.......................                10%
December 2003 and June 2004.......................                 9%
December 2004 and June 2005.......................                 8%
December 2005 and June 2006.......................                 7%
December 2006 and June 2007.......................                 6%


     IBF VI has complete discretion on the basis of the information provided or factors unrelated to your personal circumstances to accept or reject the request for hardship redemption. Bonds will be redeemed as of the end of the month in which the request for redemption is made. The amount of bonds redeemed for hardship reasons in each calendar year may not exceed 10% of the aggregate principal amount of the bonds outstanding on the first day of each calendar year. In the event requests for hardship redemption during a year exceed the 10% limitation, redemption will be made on a "first come -- first served" basis among the holders of the bonds requesting redemption.

     In the event of the death of a holder, a joint holder, or the owner of an individual retirement account holding a bond, the successor in interest may tender the bond for redemption at any time during the six-month period following the date of death. Bonds tendered and accepted for redemption under hardship circumstances or death of a holder will be redeemed as of the end of the month in which the request for redemption is made.

REDEMPTION PRICE


     The redemption price of the bonds will be equal to 100% of the principal amount of your bond plus any related accrued or accreted interest through the date of redemption. The table below shows redemption prices of $1,000 increments of accretion subordinated bonds on June 30, 2002, at each following June 30 prior to maturity and at maturity on December 31, 2007. The redemption price of accretion subordinated bonds redeemed between these dates would include an additional amount reflecting the additional interest accreted since the immediately preceding date in the table to the actual redemption date.



                                             ACCRETION BOND
                                                ORIGINAL
                                               PRINCIPAL      ACCRETED   REDEMPTION
              REDEMPTION DATE                    AMOUNT       INTEREST     PRICE
              ---------------                --------------   --------   ----------
June 30, 2002..............................      $1,000       $ 93.29    $1,093.29
June 30, 2003..............................       1,000        122.35     1,215.64
June 30, 2004..............................       1,000        136.05     1,351.69
June 30, 2005..............................       1,000        151.27     1,502.96
June 30, 2006..............................       1,000        168.20     1,671.15
June 30, 2007..............................       1,000        187.02     1,858.18
December 31, 2007 -- Stated Maturity.......       1,000        101.22     1,959.40



This table assumes you purchased your bond on August 1, 2001. Interest will begin accruing on a bond from the date of its issuance by IBF VI. Your actual redemption schedule will be different if you purchase your bond on any other date and will be given to you when you purchase your bond.


     Payment of all principal and interest due on the bonds will be made on the redemption date with respect to a redemption by IBF VI. In the case of a hardship redemption, payment of principal and interest due on the bonds will be made on or before the end of the following month.

FUTURE BORROWING

     IBF VI and its subsidiaries may borrow additional funds in the future. IBF VI can pledge all of its assets, including the assets acquired with the proceeds of the offering, as security on any future borrowing, such as short-term warehouse borrowings and collateralized mortgage bonds. In these circumstances, payment of the bonds could be subordinated to payment of future borrowings by IBF VI.

     Upon a distribution of assets, dissolution, winding up, liquidation or reorganization of IBF VI, upon an assignment for the benefit of creditors, or if the principal of the bonds has been declared due and payable and the declaration has not been rescinded or annulled, then under these circumstances all senior debt may be required to be repaid in full before any payment of principal or interest on the bonds can be made. Any subordination will not prevent a default under the indenture. See "-- Events of Default" below.

LIMITATION ON RESTRICTED PAYMENTS

     IBF VI cannot, while any of your bonds are outstanding

     - declare or pay any dividend, either in cash or property, on any shares of its capital stock, except dividends or other distributions payable solely in shares of capital stock of IBF VI,

     - purchase, redeem or retire any shares of its capital stock or any warrants, rights or options to purchase or acquire any shares of its capital stock, or

     - make any other payment or distribution, either directly or indirectly, in respect of its capital stock,

if a default will occur on the bonds after giving effect to the transaction. Notwithstanding the foregoing, IBF VI may make a previously declared distribution on its capital stock if at the date of the declaration the distribution was permitted under this restriction.

     Furthermore, IBF VI cannot pay the management fee to IBF Management or any of its affiliates to the extent IBF VI has an accumulated deficit for any period with respect to which the management fee is payable. As a practical matter, this means stated interest on the bonds and the other operating expenses will be paid before the management fee.

LIMITATIONS ON TRANSACTIONS WITH AFFILIATES

     IBF VI may not participate in a transaction with an affiliate, except in good faith and on terms that are no less favorable to IBF VI than those that could have been obtained in a comparable transaction on an arm's-length basis from a person not an affiliate of IBF VI.

     IBF VI may not liquidate or dissolve itself, sell or dispose of substantially all of its assets except to create liquidity to pay the bonds, or make any material change in its business. IBF VI may merge or consolidate with another entity if the merger or consolidation will not materially change the business of IBF VI, the new entity fully assumes all obligations of IBF VI, and after giving effect to the transaction no default shall exist.

EVENTS OF DEFAULT

     An event of default under the indenture includes:

     - failure to pay the principal on the bonds when due at maturity, upon redemption, or upon repayment, as provided in the indenture;

     - failure to pay any interest on the bonds when due, which default continues for 30 days;

     - failure to perform any other covenant set forth in the indenture for 30 days after receipt of written notice from the indenture trustee or holders of at least 25% in principal amount of the outstanding bonds under the indenture specifying the default and requiring IBF VI to remedy the default;

     - certain events of insolvency, receivership, or reorganization of IBF VI or any of its subsidiaries, and

     - entry of a final judgment, decree or order against IBF VI or any of its subsidiaries for the payment of money in excess of $5,000,000 in certain circumstances.

     If an event of default occurs, the indenture trustee may at its discretion proceed to protect and enforce its rights and the rights of the holders. The indenture trustee is required to enforce these rights at the written request of holders of a majority of the outstanding bonds and upon being indemnified to its satisfaction. If a default occurs, either the indenture trustee or the holders of at least 25% of the outstanding bonds may accelerate the maturity of all outstanding bonds. Prior to any judgment or decree for the payment of money being obtained, the holders of a majority of the outstanding bonds may waive a default resulting in acceleration of the bonds, but only if any other defaults have been remedied or waived.

     IBF VI must furnish quarterly, to the indenture trustee an officers' certificate stating whether, to the best of the knowledge of the officers executing the certificate, IBF VI is in default under any of the provisions of the indenture and describing any existing defaults.

     A holder will not have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless

     - the holder has previously given to the indenture trustee written notice of a default;

     - the holders of at least 25% of the outstanding bonds have made a written request and offered reasonable indemnity to the indenture trustee to institute the proceedings;

     - the indenture trustee has failed to institute the proceeding within 60 days; and

     - the indenture trustee has not received from the holders of a majority of the outstanding bonds a direction inconsistent with the request.

However, you have an absolute right to receive payment of principal and interest on your bond on or after the due dates and to institute suit for the enforcement of any of these payments.

MODIFICATION AND WAIVER

     With certain limited exceptions which permit modification of the indenture by IBF VI and indenture trustee without the consent of any holders of the bonds, the indenture may be modified by IBF VI with the consent of holders of not less than a majority of the outstanding bonds, if the bonds are affected by the modification. No change can be made without your consent if the effect is to:

     - change the maturity date of principal or the payment date of any interest on your bond;

     - reduce the principal of, or the rate of interest on, your bond;

     - change the coin or currency in which any portion of the principal of, or interest on, your bond is payable;

     - impair your right to institute suit for the enforcement of any of these payments;

     - reduce the percentage of holders of the outstanding bonds necessary to modify the indenture; or

     - modify the foregoing requirements or reduce the percentage of outstanding bonds necessary to waive any past default.

     The holders of a majority of the outstanding bonds may waive compliance by IBF VI with certain restrictive provisions of the indenture.

SATISFACTION AND DISCHARGE OF INDENTURE

     The indenture provides that IBF VI may terminate its obligations under the indenture with respect to all bonds which have become due and payable by delivering to the indenture trustee, in trust for this purpose, money and/or government obligations which, through the payment of interest and principal, will provide money in an amount sufficient to discharge the entire indebtedness on the bonds. Defeasance of the bonds requires delivery to the indenture trustee of an opinion of independent counsel that holders of the outstanding bonds will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and termination and certain other conditions.

THE INDENTURE TRUSTEE

     Continental Stock Transfer & Trust Company is the indenture trustee under the indenture. Its principal corporate trust office is located at 2 Broadway, New York, New York 10004. The indenture trustee is not responsible for any investment decisions of IBF VI and shall not be held responsible or liable for any of those decisions.

                           FORWARD-LOOKING STATEMENTS

     Some of the information in this prospectus may contain forward-looking statements. You can identify these statements by phrases such as "will likely result," "may," "are expected to," "is anticipated," "estimate," "projected," "intends to" or other similar words. Forward-looking statements are not guarantees of future performance and have certain risks and uncertainties, including but not limited to the following:

     - market conditions and real estate values in the areas where IBF VI's loans are made;

     - credit risk related to IBF VI's borrowers;

     - IBF VI's dependence on securitizations and short-term warehouse loan facilities;

     - IBF VI's ability to achieve its targeted earnings;

     - IBF VI's ability to implement its growth strategy;

     - competition;

     - IBF VI's dependence on debt financing to fund its operations;

     - changes in interest rates;

     - IBF VI's ability to implement an effective hedging strategy;

     - the geographic concentration of IBF VI's loans;

     - state and federal regulation and licensing requirements applicable to IBF VI's lending activities;

     - claims by borrowers or investors;

     - dependence on key personnel;

     - environmental regulation; and

     - the properties of the bonds being offered.

     All of the above risks could cause IBF VI's actual results to differ materially from those presently anticipated. When considering forward-looking statements, you should keep these risk factors in mind as well as the other cautionary statements in this prospectus. You should not place undue reliance on any forward-looking statement.

                                USE OF PROCEEDS

     The following table sets forth IBF VI's best estimate of the net proceeds and the use of proceeds from the sale of the minimum and maximum amount of bonds offered. Since the dollar amounts shown in the table are estimates only, actual use of proceeds may vary from the estimates shown. See "Plan of Distribution."

                                                     ASSUMING MINIMUM             ASSUMING MAXIMUM
                                                   AMOUNT OF BONDS SOLD         AMOUNT OF BONDS SOLD
                                                --------------------------   ---------------------------
                                                AMOUNT ($)      PERCENT(1)   AMOUNT ($)       PERCENT(1)
                                                ----------      ----------   -----------      ----------
Gross proceeds................................   $500,000         100.0%     $50,000,000        100.0%
Offering expenses
  Commissions.................................     40,000                      4,500,000
  Other expenses of issuance..................     50,000(2)                     980,000
                                                 --------         -----      -----------        -----
Net proceeds after offering expenses..........   $410,000          82.0%     $44,520,000         89.0%
                                                 ========         =====      ===========        =====
Use of net proceeds
  Acquisition of loans and investments........   $385,000          77.0%     $40,820,000         81.6%
  Marketing costs.............................         -0(2)                     950,000          1.9%
  Computers and office equipment..............         -0(2)                     250,000          0.5%
  Working capital reserves....................     25,000           5.0%       2,500,000          5.0%
                                                 --------         -----      -----------        -----
                                                 $410,000          82.0%     $44,520,000         89.0%
                                                 ========         =====      ===========        =====

---------------
(1) Percentages rounded to nearest one-tenth of one percent.


(2) Certain offering expenses and other costs will be paid by InterBank without reimbursement from IBF VI if only the minimum amount of bonds are sold. Some portion of these costs will also be paid by InterBank if more than the minimum amount and less than the maximum amount of bonds are sold. However, in no event will less than 82% of the gross proceeds of the offering be made available for working capital reserves and acquisitions of loans and investments by IBF VI. The net proceeds of this offering will be received and held in trust for the benefit of investors to be used only for the purposes set forth in this prospectus. Pending such use, the net proceeds will be invested in short-term, interest bearing securities.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



     The following discussion of the financial condition and results of operations of IBF VI should be read in connection with the audited financial statements and notes thereto appearing in Appendix I and the unaudited financial statements and notes thereto appearing in Appendix II.



LIQUIDITY AND CAPITAL RESOURCES



     In August 2000, IBF VI's registration statement relating to the bonds was declared effective by the Securities and Exchange Commission. As of December 31, 2000, funds received from subscribers exceeded the minimum offering amount of $500,000 and the funds held in escrow were released. During the quarter ended March 31, 2001, IBF VI received an additional $588,000 in offering proceeds. IBF VI has not commenced any lending activities but has purchased one mortgage loan note secured by real property. This note was purchased on December 29, 2000 from IBF Special Purpose Corporation VII, an affiliate of IBF VI, for a purchase price of $870,621. This loan is subordinate to a first deed of trust in the amount of $2,000,000, matures on August 25, 2001 and bears interest at a rate of 24% per annum.



     In the future, IBF VI's revenues will be derived solely from its investments in residential and commercial mortgage loans, other real estate related assets and other commercial loans and short term investments. IBF VI's future expenses will increase substantially as the bonds are sold and will include management fees under the management agreement with IBF Management, interest on the bonds, interest on warehouse lines of credit and collateralized mortgage bonds and operating expenses such as attorney fees, marketing expenses and corporate income taxes.



     The principal sources of IBF VI's funds will be the proceeds of the bonds, the proceeds of the private purchase by InterBank, IBF VI's parent company, of IBF VI's preferred stock described below and short and long-term borrowings collateralized by the mortgage loans and other real estate related assets and the investment revenues described above.



     Management expects that some of the loans made or acquired by IBF VI with the proceeds of the bonds will generate revenue in the first year following the offering in amounts sufficient to cover interest expense on the bonds and operating expenses. After the payment of any senior obligations, revenue will be applied first to payment of interest on the bonds and other expenses not covered by the management fee, and second to payment of the management fee to IBF Management. The management fee will be deferred if revenue is not sufficient to pay the fee after paying interest and other expenses.



     Management believes the net proceeds will be adequate to implement its loan business and generate revenue sufficient to meet the interest and operating expenses of IBF VI without seeking additional financing. Fixed interest expense on the bonds in the first year following the completion of the offering is not expected to exceed $5 million, and operating expenses, including the management fee, are not expected to exceed $1.1 million. If the maximum amount of bonds is sold in the offering and IBF VI is able to achieve its target return, gross revenue would be approximately $7.8 million, which management expects to be sufficient to meet IBF VI's obligations on the bonds.



     InterBank is expected to acquire cumulative preferred stock in one or more private transactions during the period the bonds are offered. The amount of the initial preferred stock sold to InterBank will be determined at the time an initial pool of mortgage loans is identified for purchase by IBF VI through its wholly owned subsidiary, IBF VI -- Asset Securitization Corp. or "IBF VI SPV", and will equal the difference between the acquisition price of the mortgage loans and the proceeds IBF VI or IBF VI SPV expects to obtain through short-term warehouse financing or the issuance of collateralized mortgage bonds. The initial proceeds from the sale of preferred stock is expected to be between approximately $2.5 million and $5.0 million. In addition, InterBank may obtain additional preferred stock of IBF VI on future dates as may be required for IBF VI to make additional leveraged acquisitions.



RESULTS OF OPERATIONS



     During the years ended December 31, 2000 and 1999 and the period from June 8, 1998 to December 31, 1998, significant operations had not commenced because IBF VI was in its development stage. IBF VI has limited operating history and currently owns one mortgage loan that was purchased at year-end 2000. During the years ended December 31, 2000, 1999 and the period from June 8, 1998 to December 31, 1998, IBF VI reported net losses of $47,000, $35,574 and $5,000, respectively. These losses reflect general and administrative expenses relating to the organization of IBV VI and the registration of the bonds. These expenses increased over the periods reported due to an increase in management fees and related overhead as IBF VI's organizational and developmental activities accelerated and, in the case of the year ended December 31, 1999, as compared to the period from June 8, 1998 to December 31, 1998, due to the operation of IBF VI for a full year.



     During the quarter ended March 31, 2001, IBF VI reported $10,577 in net income. IBF VI's revenue was exclusively derived from $50,085 in interest income received from the note that was purchased in December 2000. IBF VI incurred $7,833 in interest expenses relating to the bonds and $31,675 in general and administrative expenses, the majority of which was attributable to amortization of expenses relating to the offering of the bonds.



     Because IBF VI currently holds only one note, its results of operations may be adversely affected by any deterioration of the ability of the borrower to make payments under the note. IBF VI intends to purchase or make additional loans to mitigate this risk.



     IBF VI's profits are likely to be adversely affected during any period of rapid changes, either upward or downward, in interest rates. Any future rise in interest rates may adversely affect the following:



     - borrower demand for IBF VI's lending products;



     - IBF VI's cost of funds;

     - the spread between the rate of interest IBF VI receives on loans and interest rates IBF VI must pay under its outstanding credit facilities and debt securities; and



     - the profit IBF VI will realize from offerings of collateralized mortgage bonds or sales of loans.



     Any future decrease in interest rates could also reduce the amounts which IBF VI may earn on IBF VI's newly originated loans. This could reduce the spread between the interest IBF VI earns on loans and the interest IBF VI pays under its outstanding credit facilities and the debt. A decline in interest rates could also decrease the size of the loan portfolio by increasing the level of prepayments, because borrowers tend to refinance as interest rates fall.


                       OPERATING POLICIES AND OBJECTIVES


     IBF VI was established to purchase and manage several categories of commercial mortgage loans, residential subprime mortgage loans and real estate related assets and commercial non-real estate loans that will be identified, managed and actively serviced by IBF Management and third party contractors. Any reference to the operations, investments and acquisitions of IBF VI made in this prospectus shall include the operations, investments and acquisitions of any of IBF VI's subsidiaries as well. IBF VI will seek to generate cash flow primarily from the following:


          (1) by originating and acquiring whole mortgage loans, which may include commercial mortgages and subprime residential mortgages, and

          (2) secondarily, from investments in

             (A) subordinated interests in collateralized mortgage securities;

             (B) investments that are subordinated to first lien mortgage loans on commercial and multifamily residential properties or "mezzanine investments;"

             (C) construction loans and foreign real estate loans; and

             (D) other commercial loans.


     IBF VI may decide in the future to pursue other available acquisition opportunities it deems suitable for its portfolio. At least 80% of IBF VI's assets will be mortgage loans secured by first and second liens on commercial and residential real estate. The remainder, 20% or less, of IBF VI's assets will be invested in other real estate related assets and other commercial loans. Within the 80% mortgage loan category, IBF VI will seek to purchase approximately $200 million of mortgage loans and has a great deal of discretion in determining whether to invest in commercial or residential mortgage loans and within those categories which types of commercial properties and residential properties will secure those mortgage loans. Within the 20% category, IBF VI may purchase approximately $50 million -- depending upon the amount of mortgage loans acquired -- and will also have a great deal of discretion in the types of permitted investments.

     IBF VI will seek to maximize yield by managing credit risk through credit underwriting. IBF VI plans to make acquisition decisions through asset and collateral analysis, evaluating investment risks and potential rewards on a case-by-case basis. To the extent that IBF VI's assets become concentrated in a few states or a particular region, the return on investment will become more dependent on the economy of those states or that region. Additionally, IBF VI's ability to achieve its targeted yields or to recover on its investments will be adversely affected if IBF VI's evaluation of the collateral is incorrect, the collateral loses value or the process of collection on the collateral is longer or more costly than anticipated when the investment is acquired.

     To create yields commensurate with its investment objectives, IBF VI intends to pledge its mortgage loans as collateral for warehouse lines of credit and collateralized mortgage bonds. There is no limit on the amount of indebtedness of this type IBF VI can incur. IBF VI intends to leverage its investments in an amount to be determined by IBF Management. If borrowing costs increase, or if the cash flow generated by IBF VI's assets decrease, IBF VI's use of leverage will increase the likelihood that IBF VI will experience reduced or negative cash flow and reduced liquidity. IBF VI intends to use the proceeds from those borrowings to invest in additional mortgage loans, mortgage-backed securities and other assets and, in turn, to borrow against those newly acquired assets. IBF VI's strategy is to repeat this process to the extent opportunities to use leverage are available and IBF Management determines and advises that using leverage is prudent and consistent with maintaining an acceptable level of risk until IBF VI has significantly leveraged its portfolio of mortgage loans. IBF VI's ability to complete offerings of collateralized mortgage bonds depends on, among other things, conditions in the securities markets generally and conditions in the asset-backed securities markets specifically and the credit quality of IBF VI's loan portfolios. If IBF VI is unable to issue collateralized mortgage bonds, IBF VI will have difficulty repaying short-term credit facilities and purchasing a sufficiently large amount of mortgage loans to meet its earnings objectives.

     To accomplish the leverage requirements described above, IBF VI will establish IBF VI SPV as a special purpose financing entity. Institutional lenders and statistical rating organizations who would make the financing available to meet the leveraging objectives require a senior security interest in the loans securing their debt facilities ahead of all general unsecured creditors, such as the bondholders. The establishment of IBF VI SPV -- with its sole purpose being the acquisition of loan pools and obtaining financing -- will satisfy those institutional security interest objectives and provide IBF VI with additional institutional sources of financing that would not otherwise be available to it. Generally, activities relating to the acquisition of assets and obtaining institutional senior financing by IBF VI throughout this prospectus will be conducted in large part by IBF VI SPV.

     In originating and acquiring its loans and investments, IBF VI will compete with institutions purchasing similar assets, many of which have established operating histories and procedures, may have access to greater capital and other resources, and may have other advantages over IBF VI in conducting certain businesses and providing certain services. IBF VI may not be able to acquire sufficient loans and investments at spreads above its cost of funds to achieve its yield and net income objectives.

     IBF VI will contract for the servicing of securitizable mortgage loans with third-party servicers, which are likely to be companies who sell the loans to IBF VI. Since many borrowers require notices and reminders to keep their mortgage loans current and to prevent delinquencies and foreclosures and since the servicers IBF VI hires will provide these reminders and take necessary remedial actions, IBF VI's earnings will be heavily dependent on the servicers' success. If the servicers do not perform well, IBF VI may have difficulty meeting its earnings objectives.

                             INVESTMENT GUIDELINES

GENERAL

     The following is a summary of the guidelines setting forth the general parameters for IBF VI's investments, borrowings and operations. IBF Management has substantial discretion in applying these guidelines and making investment decisions, although their discretion is constrained by the ongoing Investment Company Act compliance requirement that IBF VI and its wholly owned subsidiaries maintain a mortgage loan to total asset composition of at least 80%. See "Regulatory Matters -- Investment Company Act Exemption" herein.

     These guidelines will apply to loan originations and acquisitions and to investments in real estate related assets, including subordinated interests, mezzanine investments and commercial loans. Pending investment of its funds in longer term investments as provided for in the guidelines, and in a manner consistent with its intended reliance on the mortgage loan exception above, IBF VI intends to invest those funds in readily marketable securities or interest-bearing deposit accounts.

     IBF VI is permitted to take an opportunistic approach to its investments, and may acquire any of the types of assets described in the guidelines if it and IBF Management determine that the investments would be in IBF VI's best interests. IBF VI, in consultation with IBF Management, may establish underwriting criteria for evaluating potential investments and, if the underwriting criteria are established, IBF VI, in consultation with IBF Management, may modify the underwriting criteria at any time and from time to time. IBF VI's policy generally is to offer a price for each asset that it contemplates acquiring that is not greater than the price that IBF Management estimates to be sufficient to generate an acceptable risk-adjusted return to IBF VI from the acquisition of that asset.

PURCHASE OF LOANS FROM AFFILIATES AND LOANS MADE TO AFFILIATES

     IBF VI may purchase loans and investments from affiliates of IBF Management and IBF VI, and make loans to affiliates. In the same manner as will apply to the purchase of mortgage loans and other investments from third parties, the price at which mortgage loans and other investments will be purchased from affiliates will be based on whether the price is fair and the investment otherwise is suitable and in the best interests of IBF VI. To determine whether the price of an investment from an affiliate or otherwise is fair, IBF Management may consider a number of factors, which may include an appraisal by an appraiser

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who is certified or licensed in the state and whose compensation is not dependent on the transaction. Where possible, the price that IBF VI will pay for loans and other assets acquired from affiliates will be determined by reference to the prices most recently paid to the affiliates for similar assets, adjusted for differences in the terms of those transactions and for changes in market conditions between the dates of the relevant transactions. If no previous sales of similar assets have occurred, IBF VI will attempt to determine a market price for the asset by an alternative method, such as obtaining a broker's price opinion or an appraisal, if it can do so at a reasonable cost. Investors should understand, however, that these determinations are estimates and are not bona fide third party offers to buy or sell. It is the intention of IBF VI that the agreements and transactions, including the sale of loans, mortgage-backed securities and other investments, taken as a whole, between IBF VI on the one hand and its affiliates on the other hand are fair to both parties.

     IBF VI may make loans to affiliates if those loans fall within the principal categories of assets described below. Loans to affiliates may include commercial mortgage loans that are made to affiliates to acquire or refinance a commercial property and other commercial loans made to affiliates. Loans made to affiliates will not exceed 10% of the combined assets of IBF VI and its wholly owned subsidiaries. Loans made by IBF VI to affiliates will be underwritten pursuant to the same guidelines and on financial terms that are no less favorable to IBF VI than loans made to unaffiliated third parties.

INVESTMENT ACTIVITIES

     The discussion below describes the principal categories of assets that IBF VI intends to originate or acquire. IBF VI and its wholly owned subsidiaries intend to invest at least 80% of their combined assets at all times in the first two categories of assets described below.

     COMMERCIAL MORTGAGE LOANS. IBF VI will originate or acquire first and second lien commercial mortgage loans. A substantial portion of these mortgages are expected to be institutional quality mortgage loans, meaning they will meet the institutional investor and rating agency criteria to serve as collateral for collateralized mortgage bonds. The purchase price of the loans is expected to be provided in large part from warehouse lines of credit and the issuance of collateralized mortgage bonds.

     Acquisitions. IBF VI will purchase non-performing and performing commercial mortgage loans from government agencies, financial institutions and affiliates. Acquiring non-performing loans at discounts may provide opportunities for IBF VI to achieve its desired rates of return. Accordingly, IBF VI will attempt to identify and purchase non-performing loans that have the potential through its rehabilitation and collection activities, including foreclosure, to generate its desired rates of return. IBF VI will also attempt to purchase performing loans at a discount that, coupled with stated interest on the loans, have the potential to achieve IBF VI's desired rates of return.

     Before acquiring any loan, IBF VI will review the loan documents, the borrower's payment history, the borrowers' financial condition and the value of the collateral securing the loan. Sources of information

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

that may be examined in determining the fair market value of a real property may include one or more of the following:

     - current and historical operating statements;

     - existing or new appraisals;

     - sales comparables;

     - industry statistics and reports regarding operating expenses, such as those compiled by the Institute of Real Estate Management and the Building Owners and Managers Association;

     - existing leases and market rates for comparable leases;

     - deferred maintenance observed during site inspections or described in structural and engineering reports; and

     - correspondence and other documents and memoranda found in the files of the seller of the loan secured by that real property or other relevant parties.

     After completing its evaluation and assessing the potential for satisfying its desired rates of return, IBF VI will determine a price at which it would be willing to purchase the loan. As a general guideline, IBF VI will set its bid for non-performing loans at a price that management believes could provide a 30 percent rate of return, and for performing loans could provide an 18 percent rate of return. If management believes that particular risk attributes for a loan would justify a higher or lower target return, such as the value of the underlying collateral being high compared to the debt obligation or a guarantor's ability to repay the loan as evidenced by a strong credit history, a higher or lower bid price and higher or lower projected return may be acceptable to IBF VI.

     In addition, IBF Management is expected to develop projections of net operating income and cash flows with respect to operating properties securing loans, taking into account lease rollovers, tenant improvement costs and leasing commissions. IBF Management will compare its estimates of revenue and expenses to historical operating statements and estimates provided in appraisals and general industry and regional statistics. Market capitalization rates and discount rates will then be applied to the cash flow projections to estimate values. These values will then be compared to available appraisals and market sale comparables to determine recommended bid prices for each asset. The amount offered by IBF VI generally will take into account projected holdings periods, capital costs and projected profit expectations, and will be the price that IBF Management estimates is sufficient to generate an acceptable risk-adjusted return on IBF VI's investment.

     Once IBF VI has acquired non-performing loans, it will attempt to enhance its overall rate of return by restructuring or refinancing the loans through workouts with borrowers. If restructuring or refinancing is not possible, IBF VI will seek to obtain ownership of the underlying collateral through foreclosure and collection proceedings. Non-performing loans restructured or refinanced may be serviced by IBF Management and packaged for sale to non-affiliated third parties as performing loans. Collateral acquired
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

through foreclosure will be liquidated with a view to minimizing the time the investment is held and maximizing the return on the investment.

     Direct originations. IBF VI also intends to originate loans primarily secured by commercial real estate. The targeted market will include borrowers that, because of time constraints, credit factors, desired loan amount, or other circumstances, may be unable to obtain sought-after financing from traditional lenders. IBF VI will obtain leads for these loans through institutions such as banks, general lenders of corporate obligations, mortgage lenders, and real estate and finance companies. IBF VI will primarily make loans secured by real estate, and secondarily loans secured by other assets.

     Before originating a loan, IBF VI intends to perform a thorough review of the value of the collateral securing the loan and the borrower's ability to repay the loan. In addition to its own review, IBF VI will obtain independent appraisals of the related real property securing all mortgage loans. For loans secured by other personal property, IBF VI may rely solely on its own internal evaluation of the value of the collateral or obtain independent appraisals of the collateral.

     Generally, IBF VI will obtain Phase I environmental assessments on commercial properties prior to originating the related loan. The purpose of Phase I environmental assessments is to identify existing and potential environmental contamination that is made apparent from historical reviews of the properties, reviews of certain public records, preliminary investigations of the sites and surrounding properties and screening for the presence of hazardous substances, toxic substances and underground storage tanks. However, IBF VI may choose not to obtain Phase I environmental assessments on certain commercial properties prior to its origination and to originate loans without Phase I environmental assessments on the underlying property if it deems that to do so is prudent. Further, even if a Phase I environmental assessment is obtained, the assessment may not reveal all existing and potential environmental risks and liabilities, and there may unknown material environmental obligations or liabilities.

     IBF VI will also generally require borrowers to obtain and maintain a standard hazard insurance policy in an amount equal to the lower of the unpaid principal amount of the related loan and the replacement value of the improvements on the mortgaged property.

     As a general guideline, IBF VI will attempt to make secured loans with a stated interest rate of at least 18 percent per annum. IBF VI will also charge a loan origination fee of not less than one percent of the total loan, which will typically be added to the principal amount financed. Therefore, the actual amount funded at the time the loan is originated will be less than the principal amount of the loan on which IBF VI will receive interest.

     Typically, repayment will be made from the sale of the collateral or by a refinancing by the borrower. If one of these methods of repayment becomes unfeasible, IBF VI will attempt to restructure or refinance the loan. If restructuring or refinancing becomes unfeasible, IBF VI will seek ownership of the underlying collateral through sale, liquidation, or collection of the outstanding collateral.

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

     RESIDENTIAL MORTGAGE LOANS. IBF VI may purchase pools of first and junior lien residential mortgage loans made to high credit borrowers and to credit impaired borrowers. The residential loans will be originated by unaffiliated third parties generally under guidelines that are primarily intended to evaluate the value and adequacy of the mortgaged property as collateral, the borrower's credit standing and repayment ability which will depend, among other things, on loan-to-value ratio, debt-to-income ratio, credit history, stability of employment, and time in residence at the applicant's current address. Generally, the originator will review and verify the loan applicant's sources of income other than under stated income programs, calculate the amount of income from all of the sources indicated on the loan application, review the credit history of the applicant and calculate the debt-to-income ratio to determine the applicant's ability to repay the loan, and review an appraisal of the mortgaged property. The guidelines may be less stringent than the standards generally acceptable to Freddie Mac and Fannie Mae with regard to the borrower's credit standing and repayment ability. Borrowers may have payment histories and debt ratios which would not satisfy Freddie Mac and Fannie Mae underwriting guidelines and may have a record of major derogatory credit items such as outstanding judgments or prior bankruptcies. The guidelines will generally require verification of employment and income, title insurance on all mortgage loans secured by liens on real property, and fire and extended coverage casualty insurance be maintained on the secured property in an amount at least equal to the principal balance of the related single-family loan or the replacement cost of the property, whichever is less. The originators will generally grade all mortgage loans using a credit grading matrix. Each originator's credit grading may have variations but generally will establish "A" as the highest and "D" as the lowest category with two or more categories in between.

     "A" category loans will generally permit the highest loan-to-value ratio, the lowest back end debt ratio, the most restrictive mortgage and trade line credit delinquencies and will generally have the lowest interest rates. "D" category loans will generally permit the lowest loan-to-value ratio, the highest back end debt ratio, the least restrictive mortgage and trade line credit delinquency history and generally have the highest interest rates. Categories in between these levels will have appropriate variations in the factors described above. IBF VI will purchase mortgage loans from originators who originate loans in all credit categories but which primarily originate "A" and "B" category loans with typically less than 25% of their loans being "C" category loans and less than 10% of their loans being "D" category loans. IBF VI does not intend to acquire subprime residential loans with a loan-to-value ratio at or in excess of 100%.

     Any residential loan may generally be prepaid in full or in part at any time, although IBF VI will attempt to acquire as large a percentage as possible of its loans that provide for the payment by the borrower of a prepayment charge in limited circumstances on certain full or partial prepayments made generally anywhere from one to five years from the date of execution of the related note.

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

     The originators will generally make representations and warranties to IBF VI in respect of the acquired loans that include, among other things, that:

     - the information with respect to each loan is true and correct as of the specified date;

     - each mortgaged property is improved by a one- to four-family residential dwelling, which may include condominiums, townhouses and manufactured housing permanently attached to foundations;

     - each mortgage loan had, at the time of origination, either an attorney's certification of title or a title search or title policy;

     - each mortgage loan was secured by a valid and subsisting first or second lien of record on the mortgaged property subject in all cases only to the exceptions to title set forth in the title insurance policy, if any, with respect to the related mortgage loan;

     - the originator held good and indefeasible title to, and was the sole owner of, each mortgage loan; and

     - each mortgage loan was originated under applicable law and is the valid, legal and binding obligation of the related borrower.

     If the originator cannot cure a breach of any representation or warranty made by it in respect of a mortgage loan that materially and adversely affects IBF VI's interest, the originator will be obligated to repurchase the mortgage loan. If the originator fails to repurchase a mortgage loan, IBF VI will suffer any loss related to the mortgage loan.

     OTHER REAL ESTATE RELATED ASSETS AND OTHER COMMERCIAL LOANS. IBF VI intends to limit its investment in other real estate related assets and other commercial loans, to no more than 20% of its portfolio. Investments in other real estate related assets and other commercial loans will generally have loan-to-value ratios of no more than 90%, if secured by real estate. IBF VI's policy will be to conduct an investigation and evaluation of other real estate related assets and other commercial loans before purchasing these assets. Evaluation of potential properties will be conducted primarily by IBF Management's employees who specialize in the analysis of those types of assets, often with further specialization based on geographic or collateral-specific factors. IBF VI expects IBF Management to use third parties, such as brokers who are familiar with the property's type and location, to assist it in conducting an evaluation of the value of the property, and, depending on the circumstances, to use subcontractors, such as local counsel and engineering and environmental experts, to assist in the evaluation and verification of information and the gathering of other information not previously made available by the potential seller. "Other real estate related assets" and "other commercial loans" may include the following:

     Subordinate interests. IBF VI may purchase subordinate mortgage-backed securities in pools of loans that IBF VI did not acquire and securitize itself. Mortgage-backed securities generally are issued either as collateralized mortgage obligations or pass-through certificates. Mortgage-backed securities are debt obligations of special purpose corporations, owner trusts or other special purpose entities secured by

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commercial mortgage loans or mortgage-backed securities. Mortgage-backed securities may be issued or sponsored by private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, investment banks and other entities. Mortgage-backed securities are not guaranteed by an entity having the credit status of a governmental agency or instrumentality and generally are structured with one or more of the types of credit enhancement described below. In addition, mortgage-backed securities may be illiquid.

     In most mortgage loan securitizations, a series of mortgage-backed securities is issued in multiple classes in order to obtain investment-grade ratings for the senior classes and thus increase their marketability. Each class of mortgage-backed securities may be issued with a specific fixed or variable coupon rate and has a stated maturity or final scheduled distribution date. Principal prepayments on the mortgage loans comprising the mortgage collateral may cause the mortgage-backed securities to be retired substantially earlier than their stated maturities or final scheduled distribution dates although, with respect to commercial mortgage loans, there generally are penalties for or limitations on the ability of the borrower to prepay the loan. Interest is paid or accrued on mortgage-backed securities on a periodic basis, typically monthly.

     The credit quality of mortgage-backed securities depends on the credit quality of the underlying mortgage collateral. Among the factors determining the credit quality of the underlying mortgage loans will be the ratio of the mortgage loan balances to the value of the properties securing the mortgage loans, the purpose of the mortgage loans, the amount and terms of the mortgage loans, the geographic diversification of the location of the properties and, in the case of commercial mortgage loans, the credit-worthiness of tenants. Moreover, the principal of and interest on the underlying mortgage loans may be allocated among the several classes of a mortgage-backed securities in many ways, and the credit quality of a particular class results primarily from the order and timing of the receipt of cash flow generated from the underlying mortgage loans.

     Subordinate mortgage-backed securities carry significant credit risks. Typically, in a "senior-subordinated" structure, the subordinate mortgage-backed securities provide credit protection to the senior classes by absorbing losses from loan defaults or foreclosures before those losses are allocated to senior classes. Moreover, typically, as long as the more senior tranches of securities are outstanding, all prepayments on the mortgage loans generally are paid to those senior tranches. In some instances, particularly with respect to subordinate mortgage-backed securities in commercial securitizations, the holders of subordinate mortgage-backed securities are not entitled to receive scheduled payments of principal until the more senior tranches are paid in full. Because of this structuring, subordinate mortgage-backed securities in a typical securitization have a substantially greater risk of non-payment than are those more senior tranches. Accordingly, the subordinate mortgage-backed securities are assigned lower credit ratings, or no ratings at all.

     Neither the subordinate mortgage-backed securities nor the underlying mortgage loans are guaranteed by agencies or instrumentalities of the U.S. government or by other governmental entities and, accordingly, have credit risks. As a result of the typical "senior-subordinated" structure, the subordinate mortgage-
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backed securities will be extremely sensitive to losses on the underlying mortgage loans. For example, if IBF VI owns a $10 million subordinate mortgage-backed securities consisting of $100 million of underlying mortgage loans, a 7% loss on the underlying mortgage loans will result in a 70% loss on the subordinate mortgage-backed securities. Accordingly, the holder of the subordinate mortgage-backed securities is particularly interested in minimizing the loss frequency -- the percentage of the loan balances that default over the life of the mortgage collateral -- and the loss severity -- the amount of loss on a defaulted mortgage loans, i.e., the principal amount of the mortgage loan unrecovered after applying any recovery to the expenses of foreclosure and accrued interest -- on the underlying mortgage loans.

     The loss frequency on a pool of mortgage loans will depend upon a number of factors, most of which will be beyond the control of IBF VI or the applicable servicer. Among other things, the default frequency will reflect broad conditions in the economy generally and real estate particularly, economic conditions in the local area in which the underlying mortgaged property is located, the loan-to-value ratio of the mortgage loan, the purpose of the loan, and the debt service coverage ratio. The loss severity will depend upon many of the same factors described above, and will also be influenced by the servicer's ability to foreclose on the defaulted mortgage loan and sell the underlying mortgaged property. Legal issues may extend the time of foreclosure proceedings or may require the expenditure of additional sums to sell the underlying mortgaged property, in either case increasing the amount of loss with respect to the loan. The underwriting standards that will be used by IBF VI in evaluating mortgage loans will be similar to the guidelines described above with respect to commercial mortgage loans acquired by IBF VI.

     The subordinate mortgage-backed securities to be acquired by IBF VI generally will not have been registered under the Securities Act of 1933, as amended, but instead will initially have been sold in private placements, which will have more limited marketability and liquidity. The subordinate interests may generate "phantom income" that bears no relationship to the actual economic income attributable to the subordinate interest and may also be issued at a significant discount to their outstanding principal balance, which gives rise to original issue discount for federal income tax purposes. As a result, IBF VI could be required to borrow funds or to liquidate assets in order to pay interest on the bonds.

     Mezzanine investments. IBF VI may make investments that are subordinated to first lien mortgage loans on commercial and multifamily real estate. For example, on a commercial property secured by a first lien mortgage loan with a principal balance equal to 70% of the value of the property, IBF VI could lend the owner of the property, typically a partnership, an additional 15% to 20% of the value of the property. Typically, the loan would be secured either by a second lien position on the property, or a partnership or other ownership interest in the owner. If the ownership interest is pledged, IBF VI would be in a position to take over the operation of the property in the event of a default on the loan. These types of mezzanine investments generally would provide IBF VI with the right to receive a stated interest rate on the loan balance and may also include a percentage of gross revenues from the property, payable to IBF VI on an ongoing basis, and/or a percentage of any increase in value of the property, payable upon maturity or refinancing of the loan, or otherwise would allow IBF VI to charge an interest rate that would provide an attractive risk-adjusted return. Mezzanine investments may also take the form of preferred equity, which

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will have a claim against both the operating cash flow and liquidation proceeds from the specific real estate assets. Before originating mezzanine investments, IBF VI intends to perform certain credit underwriting to attempt to evaluate future performance of the collateral supporting the investment, which will include a review of the following:

     - the underlying collateral of each loan, including property characteristics, location, creditworthiness of tenants and economics;

     - the relative principal amounts of the loan, including the loan-to-value and debt service coverage ratios;

     - the borrower and manager's ability to manage the property and make debt service payments; and

     - the mortgage loan's purpose and documentation.

     The mezzanine investments will be on commercial and multi-family properties that generally will have loan-to-value ratios of no more than 90% and debt service coverage ratios of no less than 1.05x.

     CONSTRUCTION LOANS. IBF VI may take advantage of opportunities to provide construction loans on commercial property, taking a first lien mortgage to secure the debt.

     FOREIGN REAL ESTATE LOANS. IBF VI may originate or acquire mortgage loans secured by real estate located outside the United States. IBF VI has not imposed any limits with respect to the amounts that it could invest in foreign mortgages in the aggregate, any particular type of foreign mortgaged property, or properties located in any particular country. Investing in mortgages located in foreign countries creates risks associated with the uncertainty of foreign laws, markets and risks related to currency conversion and possible taxation by foreign jurisdictions. IBF Management has limited experience in investing in foreign mortgages. IBF VI may be required to pay foreign income tax with respect to its investments in foreign mortgages.

     OTHER MORTGAGE-BACKED SECURITIES. IBF VI may create or acquire interest-only securities that have characteristics of subordinate mortgage-backed securities, known as subordinate interest-only securities. A subordinate interest-only security is entitled to no payments of principal; moreover, interest on a subordinate interest-only security often is withheld in a reserve fund or spread account and is used to fund required payments of principal and interest on the more senior classes. Once the balance in the spread account reaches a certain level, interest on the subordinate interest-only security is paid to its holders.

     These subordinate interest-only securities provide credit support to the senior classes, and thus bear substantial credit risk. Moreover, because a subordinate interest-only security receives only interest payments, its yield is extremely sensitive to changes in the weighted average life of the class, which in turn is dictated by the rate of prepayments, including as a result of defaults, on the underlying loans. Some subordinate mortgage-backed securities may generate "phantom income" which bears no relationship to the actual economic income attributable to the subordinate interest-only securities.

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

     IBF VI may invest not only in classes of subordinate interest-only securities but also in other classes of mortgage-backed securities, such as interest-only and inverse interest-only securities. These investments will differ from IBF VI's subordinate mortgage-backed securities because they generally are not the "first loss" position, have credit ratings of "AAA" through "BB" and are not commercially oriented.

     OTHER COMMERCIAL LOANS. IBF VI may originate or acquire commercial loans secured by non-real estate assets. These loans will be underwritten based on the asset collateral value, borrower's payment history and financial condition and operating cash flow available for debt service.

                                RISK MANAGEMENT

     The following describes some of the investment management practices that IBF VI may employ from time to time to earn income, facilitate portfolio management -- including managing the effect of maturity or interest rate sensitivity -- and mitigate risk -- such as the risk of changes in interest rates and risks associated with certain property types. IBF VI may amend or deviate from these policies or adopt other policies in the future.

LEVERAGE AND BORROWING

     IBF VI intends to leverage a substantial amount of its assets through the issuance of collateralized mortgage bonds, reverse repurchase agreements, warehouse lines of credit, bank credit facilities, mortgage loans on real estate and other borrowings, when there is an expectation that the leverage will benefit IBF VI. If changes in market conditions cause the cost of this type of financing to increase relative to the income that can be derived from securities purchased with the proceeds, IBF VI may reduce the amount of leverage it utilizes. Leverage creates an opportunity for increased income but, at the same time, creates special risks. For example, leverage magnifies changes in the net worth of IBF VI and affects the amounts available for payment to bondholders. Although the amount owed will be fixed, IBF VI's assets may change in value during the time the debt is outstanding. Leverage will create interest expenses for IBF VI which can exceed the revenues from the assets retained. To the extent the revenues derived from assets acquired with borrowed funds exceed the interest expense IBF VI will have to pay, IBF VI's net income may be greater than if borrowing had not been used. Conversely, if the revenues from the assets acquired with borrowed funds are not sufficient to cover the cost of borrowing, the net income of IBF VI will be less than if borrowing had not been used.

COLLATERALIZED MORTGAGE BONDS THROUGH IBF VI -- ASSET SECURITIZATION CORP. AND WAREHOUSE LINES OF CREDIT

     IBF VI may originate or purchase mortgage loans and through IBF VI -- SPV issue collateralized mortgage bonds. During the period in which IBF VI is acquiring mortgage loans for these bond issuances, IBF VI is likely to borrow funds secured by the related loans under warehouse lines of credit. IBF VI has not yet established any of these types of credit lines. The principal balance of the collateral will typically

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

exceed the principal balance of the collateralized mortgage bonds. While the debt is outstanding, IBF VI's ability to dispose of the loans will be limited. Once the collateralized mortgage bonds are paid in full, IBF VI will have unlimited ability to dispose of or refinance the loans.

REVERSE REPURCHASE AGREEMENTS

     IBF VI or IBF VI SPV may enter into reverse repurchase agreements, which are agreements under which IBF VI would sell assets to a third party with the commitment that IBF VI may repurchase the assets from the purchaser at a fixed price on an agreed date. Reverse repurchase agreements may be characterized as loans to IBF VI from the other party that are secured by the underlying assets. The repurchase price reflects the purchase price plus an agreed market rate of interest.

BANK CREDIT FACILITIES

     IBF VI or IBF VI SPV intends to borrow money through various bank credit facilities, which will have varying fixed or adjustable interest rates and varying maturities. IBF VI has not yet established any bank credit facilities of this type.

RISKS DURING ACCUMULATION PERIOD

     During the accumulation period while IBF VI owns mortgage loans but has not yet issued mortgage backed securities backed by the loans, IBF VI will retain risks related to:

     - borrower defaults, bankruptcies, fraud losses and special hazard losses that are not covered by standard hazard insurance;

     - IBF VI's use of short-term floating rate borrowings to acquire long term mortgages, including some of which will bear fixed rates of interest, which could expose us to a maturity mismatch;

     - IBF VI's short-term variable borrowing costs could exceed the income earned on the loans acquired with the borrowed funds;

     - financing agreements IBF VI may enter which are periodically marked to market by the lender, and a decline in the value of loans pledged to secure financing agreements which may require additional collateral or additional payments to be made under the agreements; and

     - the unavailability of renewals of or substitutes for maturing or called short term borrowings for any reason, which may require IBF VI to sell assets quickly to repay those borrowings resulting in losses associated with forced sales of illiquid collateral to repay borrowings.

     Any losses during the accumulation period could keep IBF VI from achieving its earnings objectives.

     To address some of these risks, IBF VI may engage in a variety of interest rate management techniques for the purpose of managing the effective maturity or interest rate of its assets or liabilities. These techniques also may be used to attempt to protect against declines in the market value of IBF VI's assets resulting from general trends in debt markets or to change the duration of or interest rate risk associated with IBF VI's borrowings. Any transaction of this type has risks, and may limit the potential earnings on IBF VI's investment in real estate related assets. These techniques may include puts and calls on securities or indices of securities, Eurodollar futures contracts and options on Eurodollar futures contracts, interest rate swaps or other transactions of this type.

     IBF VI may also use hedging techniques to mitigate potential risks, and not for speculative purposes, e.g., with respect to indebtedness, to limit, fix or cap the interest rate on variable interest rate indebtedness. IBF VI may utilize interest rate swaps, options on interest rate swaps, treasury-locks, options on treasuries and interest rate caps or floors, to protect the value of fixed rate mortgage loans originated and held for securitization. IBF VI plans to issue collateralized mortgage bonds backed by pools of mortgage loans that it originates or acquires. Changes in interest rates during the time IBF VI is holding mortgage loans for securitization will impact the net proceeds and terms available from the issuance of collateralized mortgage bonds. The intent of IBF VI's hedging strategy will be to produce an aggregate gain or loss which approximates the gain or loss in securitization proceeds caused by changes in interest rates between the time the mortgage loan is funded and the time IBF VI issues collateralized mortgage bonds. All hedge agreements related to a securitized pool of loans will be terminated concurrently with the securitization.

INSURANCE

     IBF VI will try to obtain, or cause the borrowers on its loans to obtain, insurance coverage of the type and in the amount customarily obtained by owners of properties similar to the commercial properties and residential properties securing its loans. However, borrowers may not comply with our requirements and there are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods and hurricanes, that may be uninsurable or too costly to justify insuring. If uninsured losses occur on the security for IBF VI's loans and investments, IBF VI may suffer losses and have difficulties achieving its earnings objectives.

COMMERCIAL MORTGAGE LOAN RISK MANAGEMENT

     Property values and net operating income derived from commercial properties are volatile and commercial mortgage loans may be adversely affected by a number of factors and risks, including, but not limited to:

     - generally larger loan balances;

     - dependency on successful operation of the property securing the mortgage and tenants operating businesses in that property for repayment;

     - loan terms that often require little or no amortization and, instead, provide for balloon payments at stated maturity;

     - certain factors outside IBF VI's control or the control of the borrower such as governmental regulations, zoning, tax laws or rent control laws in the case of multifamily mortgage loans;

     - national, regional and local economic conditions, which may be adversely affected by plant closings, industry slowdowns and other factors;

     - local real estate conditions, such as an oversupply of housing, retail, industrial, office or other commercial space;

     - potential environmental or other legal liabilities;

     - changes or continued weakness in specific industry segments;

     - perceptions by prospective tenants and, in the case of retail properties, retailers and shoppers, of the safety, convenience, services and attractiveness of the property;

     - the willingness and ability of the property's owner to provide capable management and adequate maintenance;

     - construction quality, age and design;

     - demographic factors;

     - the non-recourse nature of commercial real estate loans;

     - retroactive changes to building or similar codes; and

     - increases in operating expenses such as energy costs.

     Construction loans and mezzanine investments may also pose additional risk of loss related to:

     - dependency on successful completion and operation of the project for repayment;

     - difficulties in estimating construction or rehabilitation costs;

     - loan terms that often require little or no amortization, providing instead for additional advances to be made and for a balloon payment at a stated maturity date;

     - possible foreclosure by the holder of the senior loan resulting in a mezzanine investment becoming unsecured; and

     - higher loan-to-value ratios.

     IBF VI will adopt the commercial loan underwriting guidelines discussed above in its attempt to mitigate some of the risks of commercial mortgage lending. However, many of the factors described above may not be within IBF VI's control or readily assessable and, therefore, the underwriting guidelines may not protect IBF VI from losses.

                            SIGNIFICANT ACQUISITIONS


     IBF VI and its wholly owned subsidiaries have commenced discussions with originators and are reviewing pools of commercial mortgage loans and single family mortgage loans, although no commitments have been made for any acquisitions. IBF VI and its wholly owned subsidiaries intend to collectively purchase approximately $200 million of single family residential mortgage loans or commercial mortgage loans. This would take the form of one purchase or a series of purchases over several months. The mortgaged properties securing the mortgage loans will consist primarily of either (i) a variety of commercial property types or (ii) single-family residences -- which may be detached, part of a multifamily dwelling, a condominium unit, a townhouse, a manufactured home or a unit in a planned unit development. The residential mortgaged properties may be owner-occupied properties, which include second and vacation homes, or non-owner occupied investment properties.


     IBF VI expects the mortgage loans to generally contain the following characteristics:

     - some of the mortgage loans are expected to contain a prepayment fee clause. Prepayment fee clauses generally require the mortgagor to pay a fee upon early prepayment of the related loan;

     - on the average, the combined loan-to-value ratios or CLTV's (based upon the appraised values of the related mortgaged properties at the time of origination) are expected to be at or below approximately 90%;

     - the mortgage loans will be secured by a large number of commercial properties or single family homes located in at least 20 states (although some states may account for significant levels of concentration);

     - the average principal balance of commercial mortgage loans will be less than $500,000 and residential mortgages loans will be less than $200,000;

     - the weighted average term to stated maturity will range from 180 to 360 months; and

     - at least 80% of the mortgage loans will be secured by first liens, and the remainder by second liens.

     There are several originators of residential mortgage loans who are expected to make pools of loans available for purchase by IBF VI and its wholly owned subsidiaries. IBF VI is also seeking warehouse financing and discussing collateralized mortgage bond financing alternatives with institutional financing sources to assist in funding the acquisition of a pool or pools of loans of the type described above.

     IBF VI will file with the Securities and Exchange Commission a Current Report on Form 8-K for any significant acquisitions of assets or any significant financing made available to IBF VI. The Form 8-K will be provided to the indenture trustee and will be available to bondholders by making a request to the indenture trustee or by reviewing the Form 8-K at the Securities and Exchange Commission's facilities or at the Securities and Exchange Commission's website, each as identified under the caption "Additional Information" in this prospectus. In addition, the indenture trustee will be given an updated list of loans and investments made by IBF VI, which will be updated monthly. Investors wishing to obtain a copy of this list may do so by contacting the indenture trustee directly.

                                   MANAGEMENT

EMPLOYEES


     IBF VI does not have, and does not expect to have, any full time employees. No salaries will be paid to the executive officers of IBF VI. All personnel services required for IBF VI's operations will be provided by IBF Management through the management agreement.



     IBF VI's business will be managed by the officers and directors of IBF Management. The following persons are the officers and directors of IBF VI and IBF Management:



               NAME                 AGE                POSITION                    SINCE
               ----                 ---   ----------------------------------  ---------------
Simon A. Hershon..................  53    CEO and Director of IBF VI             June 1998
                                          CEO and Director of IBF Management
W. Thomas Fleming, III............  58    President of IBF VI                  January 2001
Ehud D. Laska.....................  51    Executive Vice President and           June 1998
                                          Director
James J. Hoban....................  50    Senior Vice President, Capital       January 1999
                                          Markets
Robert L. Olson...................  58    Chief Financial Officer                May 2000


BIOGRAPHIES

     The following are brief biographies of the officers and directors:


     SIMON A. HERSHON has, for the past 23 years, been the President and C.E.O. of InterBank, InterBank/Brener Brokerage Services, Inc., American Eagle Funding, LLC, InterBank Capital Group, IBF Securities, Inc., IBF Management, InterBank Funding Special Purpose Corporation, IBF VI Special Purpose Corporation II, IBF Special Purpose Corporation III, IBF VI Participating Income Fund, IBF -- Alternative Investment Fund, and IBF Special Purpose Corporation VII. These companies offer financial advisory, asset management, merchant banking, and investment services to business, institutions and individuals in the hospitality, real estate, finance, and communications industries. Mr. Hershon has been involved in numerous corporate and bond financings and provided advisory services in connection with the largest bankruptcy in Washington, D.C. history, which totaled over $2.0 billion. Mr. Hershon was also involved, through InterBank/Brener Brokerage Services, Inc., in over $5.0 billion of hotel transactions. Mr. Hershon's education and professional experience combine to provide InterBank's clientele with an in depth understanding of institutional and corporate finance, real estate finance and development, and hospitality turn-arounds. Mr. Hershon graduated from the U.S. Naval Academy and subsequently served in nuclear powered submarines in the U.S. Navy. He received both a Masters and Doctorate in Business Administration from Harvard University where he concentrated in finance and graduated with honors.


     W. THOMAS FLEMING, III serves as the President for InterBank Funding Corporation and IBF VI. With more than 30 years of professional experience in the financial services industry, Mr. Fleming has served in a variety of executive positions including President of National Bank of Washington and Chief Financial Officer for First Boston Capital Group and Evans Financial Corporation. Mr. Fleming has extensive experience in credit policy, loan originations, loan underwriting, loan administration, problem loan work-out, as well as loan systems and loan accounting. Mr. Fleming earned a Bachelor of Arts in economics from Harvard and an MBA from George Washington University.


     EHUD D. LASKA has served as President of American Eagle Funding, LLC, and Managing Director of the InterBank Capital Group since January 1996. Through these firms, Mr. Laska specializes in building up companies through same industry consolidation and acquisitions. Mr. Laska has also served as the Chairman of Coleman & Company Securities, Inc., a member firm of the National Association of Securities Dealers, Inc., since May 1996. Mr. Laska has also served as a director of Headway Corporate Resources, Inc., a publicly held corporation engaged in human resource management, since August 1993. From August 1994 to February 1996, Mr. Laska served as a managing director at the investment-banking firm of Continuum Capital, Inc. While serving as a Managing Director with Tallwood Associates, Inc., a boutique investment banking firm, from May 1992 to August 1994, Mr. Laska founded the Private Equity Finance Group, which merged with Continuum Capital, Inc. in August 1994. Prior to 1992, Mr. Laska was a senior investment banker with the Wall Street firms of CS/First Boston, Drexel Burnham Lambert, Paine Webber, and Laidlaw Equities. Mr. Laska has also served as vice president and deputy chief financial officer at Citibank, N.A. from 1984 to 1987. Mr. Laska graduated from the University of Massachusetts with a Bachelor of Science in Engineering and holds a Master of Science degree in engineering from Brown University and a Master of Business Administration from Stanford University.


     JAMES J. HOBAN is responsible for the Capital Markets Group, which serves as the marketing arm for InterBank Capital Partners. Prior to joining InterBank, Mr. Hoban held senior executive positions in sales, marketing, and product development for Providian Capital Management, PLM International, and Sun America Capital. Mr. Hoban earned his Bachelor and MBA degrees from the University of Southern California.


     ROBERT L. OLSON has served as Chief Financial Officer since May 2000. Mr. Olson has over 20 years experience in developing financial controls and procedures for companies in various industries. Most recently, Mr. Olson served as Vice President of Finance for The Energy Grid, Inc., a start up company in the energy, gas and telecommunications industries, from March 1999 to May 2000. From September 1997 to March 1999, Mr. Olson served as Vice President of Finance for Global Intellicom, Inc., a publicly-traded technology firm. From June 1990 to September 1997, Mr. Olson served as Vice President of Finance for Trafalgar Ltd., a manufacturer, wholesaler and retailer of leather products. From 1977 to June 1990, Mr. Olson served as a Vice President of Finance or Chief Financial Officer for various companies involved primarily in retailing and manufacturing. Mr. Olson graduated from Long Island University with a Bachelor of Science in Accounting.


IBF MANAGEMENT



     IBF Management was formed in December 1998. Since December 1990, InterBank and its affiliates and successors, including IBF Management, have been in the business of providing crisis management and turnarounds, asset restructuring, workouts, and corporate and real estate finance. InterBank and its affiliates have 32 employees.


     Since 1977, InterBank, its predecessors, affiliates and successors completed over $3 billion in restructurings and workouts including the restructuring of mortgage backed bonds and real estate-backed municipal securities. In addition, InterBank assisted clients in the development of over 100 real estate projects. In addition, InterBank provided workout services in the largest personal bankruptcy case in the Washington metropolitan area, which involved over 200 partnerships.

     IBF VI will enter into the management agreement with IBF Management for a term expiring on the maturity or other redemption of the bonds. IBF Management will be primarily involved in three activities:

     - underwriting, originating and acquiring mortgage loans and other real estate related assets;

     - asset/liability management, financing, management and disposition of loans, including credit and prepayment risk management, collection of payments, enforcement of remedies, foreclosure and property disposition and related services; and

     - capital management, oversight of IBF VI's structuring, analysis, capital raising and investor relations activities.

In conducting these activities, IBF Management will formulate operating strategies for IBF VI, arrange for the acquisition of assets by IBF VI, monitor the performance of IBF VI's loans and provide certain administrative and managerial services in connection with the operation of IBF VI. IBF Management will be required to manage the business affairs of IBF VI in conformity with the policies that are approved and monitored by IBF VI's board of directors. IBF Management will be required to prepare regular reports for IBF VI that will review IBF VI's acquisitions of assets, portfolio composition and characteristics, credit quality, performance and compliance with the policies approved by IBF VI.

     At all times, IBF Management will be required to follow the direction and oversight of IBF VI and will perform the functions and have the authority set forth in the management agreement. IBF Management will be responsible for the day-to-day operations of IBF VI and will perform the services activities relating to IBF VI's assets and operations as may be appropriate, including:

     - providing a complete program of investing and reinvesting the capital and assets of IBF VI in pursuit of its investment objectives and under policies adopted by IBF VI from time to time;

     - serving as IBF VI's consultant with respect to formulation of investment criteria and preparation of policy guidelines by IBF VI's board of directors;

     - assisting IBF VI in developing criteria for mortgage asset purchase commitments that are specifically tailored to IBF VI's investment objectives and making available to IBF VI its knowledge and experience with respect to mortgage loans, other real estate related assets and commercial loans;

     - counseling IBF VI in connection with policy decisions;

     - maintaining IBF VI's exemption from regulation as an investment company;

     - representing IBF VI in connection with the purchase and commitment to purchase or sell mortgage loans and other real estate related assets and commercial loans;

     - furnishing reports and statistical and economic research to IBF VI regarding IBF VI's activities and the services performed for IBF VI by IBF Management;

     - monitoring and providing to IBF VI on an ongoing basis price information and other data, obtained from certain nationally recognized dealers that maintain markets in mortgage assets; and providing data and advice to the board of directors in connection with the identification of these dealers;

     - administering the day-to-day operations of IBF VI and performing and supervising the performance of such other administrative functions necessary in the management of IBF VI as may be agreed upon by IBF Management and IBF VI;

     - contracting, as necessary, with third parties for master and special servicing of assets acquired by IBF VI;

     - communicating on behalf of IBF VI with the holders of the equity and debt securities of IBF VI as required to satisfy the reporting and other requirements of any governmental bodies or agencies and to maintain effective relations with these holders;

     - causing IBF VI to qualify to do business in all applicable jurisdictions;

     - assisting IBF VI in complying with all regulatory requirements applicable to IBF VI in respect of its business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Securities Exchange Act of 1934, as amended;

     - performing such other services as may be required from time to time for management and other activities relating to the assets of IBF VI as the board of directors shall reasonably request or IBF Management shall deem appropriate under the particular circumstances; and

     - using all reasonable efforts to cause IBF VI to comply with all applicable laws.

     IBF VI has the right at any time during the term of the management agreement to terminate the management agreement without the payment of any termination fee upon, among other things, a material breach by IBF Management of any provision contained in the management agreement that remains uncured at the end of the applicable cure period, including the failure of IBF Management to use reasonable efforts to comply with IBF VI's investment policy and guidelines.


     The management agreement may not be assigned by either party without the consent of the other party.


     Under the management agreement, IBF VI will rely on the facilities, personnel and resources of IBF Management. IBF VI may not be able to meet its investment and yield objectives if



     - IBF Management does not hire and retain knowledgeable personnel;


     - IBF Management does not cause its personnel to focus their attention on the affairs of IBF VI rather than the affairs of its other affiliates; or

     - IBF Management terminates the management agreement between IBF VI and IBF Management and no suitable replacement is found to manage our business.

     If IBF Management does not perform as anticipated, IBF VI's operations may not generate earnings sufficient to repay the bonds.

COMPENSATION


     IBF Management is a Delaware corporation in which Simon A. Hershon is the sole officer, director, and stockholder. No executive compensation will be paid directly by IBF VI to its officers. IBF Management will bear all costs of operating IBF VI. IBF Management will receive an annual management fee payable on each quarter end for its services equal to two percent (2%) of the principal amount of the bonds for providing all administrative support required to operate IBF VI. The management fee will cover items such as wages and salaries of employees of IBF Management responsible for IBF VI's daily operations, fees and expenses of agents and independent contractors providing administrative support for IBF VI's operations, office space, and all overhead expenses. The management fee does not cover IBF VI's legal and accounting fees, filing fees, investment transaction costs, taxes, officer and director liability insurance, and other administrative expenses. The annual management fee is subordinated to interest and principal due on the bonds and is payable out of working capital reserves.



PRIOR EXPERIENCE OF INTERBANK AND IBF MANAGEMENT


     The information contained in this section of the prospectus is included solely to enable prospective investors to have information which can be used to evaluate the experience of IBF Management in investing in real estate related assets and other commercial loans for its affiliated funds.

     THE PRIOR PERFORMANCE INFORMATION INCLUDED IN THIS PROSPECTUS IS HISTORICAL AND INVESTORS SHOULD NOT CONSTRUE THE INCLUSION OF THIS INFORMATION AS IMPLYING OR INDICATING IN ANY MANNER THAT IBF VI WILL MAKE INVESTMENTS WHICH ARE COMPARABLE TO THOSE MADE BY THE AFFILIATES DISCUSSED BELOW, OR THAT THE RESULTS ACHIEVED BY IBF VI WILL IN ANY WAY RESEMBLE OR BE COMPARABLE TO THOSE ACHIEVED BY THESE AFFILIATES. INVESTORS IN BONDS WILL NOT BE ACQUIRING ANY INTEREST IN THE AFFILIATES DESCRIBED BELOW. IN ADDITION, THE REAL ESTATE MARKETS HAVE GENERALLY BEEN FAVORABLE DURING MUCH OF THE PERIOD FOR WHICH DATA IS PROVIDED. THEREFORE, THE FOLLOWING INFORMATION MAY NOT BE INDICATIVE OF THE RESULTS THAT WILL BE EXPERIENCED BY IBF MANAGEMENT IN CONNECTION WITH ITS MANAGEMENT OF IBF VI'S ASSETS.


     InterBank is the parent corporation of six private affiliated corporations listed in the table below, formed by InterBank to acquire performing and non-performing loans, originate loans, and invest in equity and debt securities. Each of these affiliated private investment funds obtained capital by offering and selling notes or equity interests to investors in private placements with maturities ranging from May, 2001 to December, 2005. These investment funds have sold approximately $106,866,000 of notes and approximately $4,297,000 of equity securities to date. The origination and acquisition businesses of each of the investment funds is managed by IBF Management.


     Generally, InterBank has acted as the lead lender on loans originated or acquired, and the investment funds have purchased participations in the loans. Allocation of loans among the affiliates is based on the amount of capital each of the investment funds has available to acquire loan investments and other factors considered important to IBF Management.


     All interest due on the securities issued by the investment funds has been paid in a timely manner. None of the principal of the securities issued by the investment funds has become due, although SPC I issued a notice of redemption and redeemed all of its notes as of December 31, 2000 in the amount of $2,500,000.



     The operating and investment strategy employed for the affiliated investment funds may differ from those that will be employed by IBF VI because of IBF VI's need to maintain an exemption from registration under the Investment Company Act of 1940, as amended. IBF Management will monitor the types of assets maintained in IBF VI's portfolio to ensure that it is not deemed to be an investment company under the Investment Company Act, due to its intention to maintain at least 80% of its assets in mortgages and other liens on and interests in real estate and real estate related investments. See "Regulatory Matters -- Investment Company Act exemption."



     As of March 31, 2001, the affiliated investment funds owned approximately $73.5 million book value of assets under management being managed by IBF Management, including approximately $31.4 million of mortgage loans and approximately $42.1 million of other commercial loans.


     All of the investment funds with the exception of AIF V have similar investment objectives, which is to invest in smaller properties and underperforming or otherwise distressed real property. Although the investment objectives of these investment funds are not identical to those of IBF VI, they are similar, and

IBF VI believes that prior performance information about these investment funds may be material to a prospective investor. Certain information relating to those six investment funds is set forth below.


                         INTERBANK FUNDING CORPORATION

                           INDIVIDUAL FUNDS ANALYSIS

                              AS OF MARCH 31, 2001



                                                                NUMBER OF        COUPON
                                                               CONSECUTIVE      INTEREST                     PRINCIPAL
                                                                INTEREST        PAYMENTS                    REDEMPTIONS      TOTAL
                        DATE OF        GROSS        INTEREST    PAYMENTS         AS OF        ADDITIONAL       AS OF          AVG.
      FUND NAME        INCEPTION   AMOUNT SOLD(1)     RATE        MADE       MARCH 31, 2001    INTEREST    MARCH 31, 2001   YIELD(2)
      ---------        ---------   --------------   --------   -----------   --------------   ----------   --------------   --------
SPC I                  01/31/96     $  2,500,000          12%       55        $ 1,240,860      $ 79,011      $2,500,000     12.96%
SPC II                 01/21/97        5,000,000          12%       48          2,127,995       119,630             N/A     12.71%
SPC III                04/10/98       10,000,000          12%       34          2,666,018       108,758         185,000     12.56%
PIF IV                 01/26/98       35,178,000          12%       37          6,547,371       234,988         781,000     12.53%
AIF V                  09/09/99        4,073,000         N/A       N/A                N/A           N/A             N/A        N/A
SPC VII                05/10/99       44,415,000          11%       22          3,737,200       124,038         157,000     11.53%
                                    ------------      ------       ---        -----------      --------      ----------      -----
Total                               $101,166,000                              $16,319,444      $666,425      $3,623,000
                                    ============      ======       ===        ===========      ========      ==========      =====


---------------
(1) Before deducting offering expenses.

(2) Includes coupon interest and additional interest and is calculated on annualized bond equivalent yield basis.

COMPETITION

     The business IBF VI proposes to engage in is highly competitive. IBF VI will compete for its loan investments with a number of national, local, and regional companies that pursue similar loan acquisition and origination business. Some of these companies may possess substantially greater financial, marketing, technical, personnel and other resources than IBF VI. In addition, IBF VI's future profitability will be directly related to the targeted yield relative to that of its competitors. Competitors may have access to capital at a lower cost than the capital available to IBF VI through the bonds described in this prospectus and, therefore, would have a competitive advantage in making and acquiring loans at lower yields than IBF VI can accept.

LEGAL PROCEEDINGS


     Neither IBF VI, IBF VI SPV nor IBF Management is a party to any pending legal proceedings except for normal collection actions on their loan portfolios. To the knowledge of management, no legal proceedings are threatened against any of them.

OFFICES


     The principal executive offices and principal place of business of IBF VI will be located at the offices of InterBank and IBF Management at 1733 Connecticut Avenue, N.W., Washington, DC 20009. Management believes that the office space available at this location is adequate for its foreseeable needs.


                               REGULATORY MATTERS

INVESTMENT COMPANY ACT EXEMPTION

     IBF VI at all times intends to conduct its business so as not to become regulated as an investment company under the Investment Company Act. Accordingly, IBF VI does not expect to be subject to the restrictive provisions of the Investment Company Act. Section 3(c)(5)(C) of the Investment Company Act excludes from regulation entities that are primarily engaged in the business of purchasing or otherwise acquiring "mortgages and other liens on and interests in real estate." In order to qualify for this exemption, IBF VI, together with its wholly-owned subsidiaries, must, among other things, maintain the following asset composition: (1) Section 3(c)(5)(C) requires that 55% of the assets consist of mortgages and other liens on and interests in real estate -- the "55% test" -- and that the remaining 45% of the consolidated assets must consist primarily of real estate-type interests -- the "45% test"; (2) with respect to the 55% test the collateral for the real estate loans must meet certain criteria; (3) these criteria include that (i) the loan be secured by a mortgage or deed of trust on one or more tracts or parcels of real estate, (ii) 100% of the principal amount of the loan be secured by real estate at the time of origination, and (iii) 100% of the fair market value of the loan be secured by real estate at the time the company receives the loan; (4) with respect to the 45% test, at least 25% of the consolidated assets must be in real estate-type interests (subject to reduction to the extent that it invests more than 55% of its total assets meeting the 55% test) and no more than 20% of the consolidated assets may include miscellaneous investments.

     IBF VI and its wholly-owned subsidiaries intend to satisfy these requirements by at all times holding not less than 80% of their total assets as qualifying mortgage loans. However, after the commencement of the sale of bonds under this prospectus, IBF VI may be required to temporarily invest bond proceeds in short-term liquid investments until IBF VI identifies qualifying mortgage loans for purchase. IBF VI will not purchase any non-qualifying loans or investments during such period. Nevertheless, IBF VI may be required to rely on Rule 3a-2 of the Investment Company Act, which provides a temporary exception not to exceed one year from the Investment Company Act for companies that have a bona fide intent to be engaged in an excepted activity but who temporarily fail to meet the requisite asset composition requirement. Reliance upon the rule is permitted only once every three years. Therefore, if IBF VI relies on Rule 3a-2 during the initial investment period, IBF VI will not have available to it the ability to rely on Rule 3a-2 if, unexpectedly, a substantial portion of its qualifying mortgage loans were to be prepaid or liquidated within the three year period commencing on the date that Rule 3a-2 is first relied upon by IBF

VI and IBF VI is unable to purchase a sufficient amount of qualifying mortgage loans to maintain the asset composition requirement.

     In order to avoid regulation under the Investment Company Act, IBF VI and its wholly owned subsidiaries may have to purchase or sell assets that they would not ordinarily purchase or sell in the normal course of business. If IBF VI or its wholly owned subsidiaries were required to sell assets, they may have to sell them sooner than they otherwise would. These sales may be at depressed prices, and IBF VI and its wholly owned subsidiaries may not realize anticipated benefits from, or may incur losses on, these investments. Some investments may not be sold due to contractual or legal restrictions or the inability to locate a suitable buyer. Moreover, they may incur tax liabilities when they sell assets. IBF VI may also be unable to buy additional assets that may be important to its operating strategy to achieve sufficient yields on its investments to repay the bonds.

OTHER GOVERNMENT REGULATION AND LICENSING REQUIREMENTS

     IBF VI's lending business may become supervised by and required to follow extensive regulation and licensing by federal, state and local governmental authorities and other various laws and judicial and administrative decisions imposing requirements and restrictions on all or part of IBF VI's home equity and first mortgage lending activities. IBF VI's anticipated mortgage lending activities will be regulated under various federal laws, including the following:

     - Truth-in-Lending Act and Regulation Z, including the Home Ownership and Equity Protection Act of 1994;

     - The Equal Credit Opportunity Act and Regulation B, as amended;

     - The Real Estate Settlement Procedures Act and Regulation X;

     - The Home Mortgage Disclosure Act; and

     - The Fair Debt Collection Practices Act.

     IBF VI may also be required to be examined by state regulatory authorities with respect to originating, processing, underwriting, selling and servicing home equity loans and first mortgage loans. These rules and regulations impose licensing obligations, prohibit discrimination, regulate collection, foreclosure and claims handling, payment features, mandate certain disclosures and notices to borrowers and, in some cases, fix maximum interest rates and fees. Failure to comply with these requirements can lead to, among other remedies, termination or suspension of license, certain rights of rescission for mortgage loans, class action lawsuits and administrative enforcement actions. Costs or difficulties in complying with these rules could adversely affect IBF VI's business.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following table describes the amount and nature of payments that will or may be made by IBF VI to InterBank and its affiliates.

                  PAYEE                         AMOUNT ($)                     PURPOSE
                  -----                    ---------------------  ----------------------------------
IBF Management...........................  $10,000 to $1,000,000  Annual management fee (1)
IBF Securities...........................  $15,000 to $1,575,000  Finders fees for identification of selected broker-dealers and
                                                                  unaccountable expense
                                                                  reimbursement
Coleman & Company Securities, Inc........  $ 2,500 to $ 250,000   Finders fees (2)

---------------
(1) See "Management -- Compensation."

(2) Coleman will receive out of the sales commission payable to National a finders fee of 0.5% of the gross proceeds from the sale of bonds for its assistance in identifying selected broker-dealers. Coleman will also receive 7% of the gross sales price of all bonds sold by Coleman directly to investors in the offering, but it is not expected that sales by Coleman to investors will be material.


     IBF VI did not pay an annual management fee or any finders fees or unaccountable expense reimbursements for the year ended December 31, 2000. IBV VI paid $2,500 to IBF Management as the annual management fee for the quarter ended March 31, 2001. IBF VI paid $28,650 to IBF Securities as finders fees and unaccountable expense reimbursement for the quarter ended March 31, 2001. IBF VI paid $3,973 as finders fees to Coleman & Company Securities, Inc. for the quarter ended March 31, 2001.



     IBF VI purchased a mortgage loan secured by real property on December 29, 2000 from IBF Special Purpose Corporation VII, an affiliate of IBF VI, for a purchase price of $870,621. This loan is subordinate to a first deed of trust in the amount of $2,000,000, matures on August 25, 2001 and bears interest at a rate of 24% per annum.


     InterBank is currently the sole stockholder of IBF VI and has the right to manage the business affairs of IBF VI and to appoint all directors.

     Loans made to InterBank or its affiliates will only be made on the same or similar terms and conditions as loans made to unrelated parties.


     InterBank is the sole equity owner of five affiliated investment funds, which are engaged in loan investment activities that are similar to the proposed business of IBF VI, and may participate as a controlling stockholder in other corporations or partnerships formed in the future to pursue loan origination and acquisition activities similar to that of IBF VI. Simon A. Hershon, a director and officer of IBF VI, is the owner of InterBank. Mr. Hershon is the sole owner of IBF Management, which provides management services to IBF VI for fees.

     Certain conflicts of interest are inherent in the foregoing relationships, including the selection of loan opportunities for IBF VI and allocation of management time and resources to the operations of IBF VI. Although the indenture provides that IBF VI may not participate in a transaction with an affiliate, except in good faith and on terms that are no less favorable to IBF VI than those that could have been obtained from a person not an affiliate of IBF VI, no other policy or restriction has been adopted by management to resolve conflicts of interest that might arise.

     IBF VI will reimburse IBF Management for some or all of the legal and accounting fees, printing costs and marketing costs paid to third parties by IBF Management.

     IBF VI may purchase loans from affiliates and make loans to affiliates of InterBank that meet IBF VI's investment guidelines. See "Investment
Guidelines -- Purchase of loans from affiliates and loans made to affiliates."

                                INDEMNIFICATION


     Delaware law permits a Delaware corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of IBF VI contains this type of provision which eliminates this liability to the maximum extent permitted by Delaware law. IBF VI will indemnify IBF Management and its officers and directors from any action or claim brought or asserted by any party by reason of any allegation that IBF Management or one or more of its officers or directors is otherwise accountable or liable for the debts or obligations of IBF VI or its affiliates. In addition, IBF Management and its officers and directors will not be liable to IBF VI, and IBF VI will indemnify IBF Management and its officers and directors, for acts performed in good faith under the management agreement, except for claims arising from acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of their duties under the management agreement. In addition, IBF VI will indemnify, hold harmless and pay reasonable expenses in advance of final disposition of a proceeding to present or former directors and officers and certain other parties to the fullest extent permitted from time to time by Delaware law. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and unenforceable pursuant to Section 14 of the Securities Act.


                    CERTAIN LEGAL ASPECTS OF MORTGAGE LOANS
                         AND REAL PROPERTY INVESTMENTS

     IBF VI intends primarily to acquire mortgage loans and other real estate related assets. IBF VI's return on these assets will depend upon, among other things, the ability of the servicer of the mortgage loans to foreclose upon the mortgage loans in default and sell the underlying real property. There are a number of legal considerations involved in the acquisition of mortgage loans or real estate related assets and the foreclosure and sale of defaulted mortgage loans, whether individually or as part of a series of mortgage-backed securities. The following discussion provides general summaries of certain legal aspects of loans secured by real property and the acquisition of real property. Because these legal aspects are governed by applicable state law which laws vary from state to state, the summaries do not purport to be complete, to reflect the laws of any particular state, or to encompass the laws of all states. Accordingly, the summaries are qualified in their entirety by reference to the applicable laws of the states where the property is located. The summaries are not based upon opinions of legal counsel.

     Each mortgage loan will be evidenced by a note or bond and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are collectively referred to in the prospectus as "mortgages." The priority of the lien created or interest granted by a mortgage will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office and whether there are any later-arising liens for real estate taxes, assessments and other charges.

     Mortgages that encumber income-producing property often contain an assignment of rents and leases under which the borrower assigns to the lender the borrower's right, title and interest as landlord under each lease and the income derived therefrom, while retaining a revocable license to collect the rents for so long as there is no default, unless rents are to be paid directly to the lender. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents. In addition, the potential payments from a property may be less than the periodic payments due under the mortgage.

     The form of the mortgage or deed of trust used by many lenders confers on the mortgagee or beneficiary the right both to receive all proceeds collected under any hazard insurance policy and all awards made in connection with any condemnation proceedings, and to apply these proceeds and awards to any indebtedness secured by the mortgage or deed of trust, in the order determined by the mortgage or beneficiary. Mortgages often provide under certain circumstances that the proceeds of hazard insurance or condemnation awards may be used by the borrower to repair the casualty or taking. The laws of certain states may limit the ability of mortgagees or beneficiaries to apply the proceeds of hazard insurance or condemnation awards to the secured indebtedness and instead may require the proceeds of hazard insurance or condemnation proceeds to be used to repair the casualty or taking unless the security of the mortgagee or beneficiary has been impaired.

     Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness. Foreclosure procedures vary from state to state, but are generally time consuming and costly. In addition, certain states may grant a borrower the right to repay amounts owed and reinstate the loan.

     Commercial or multi-family residential mortgage loans acquired by IBF VI may be nonrecourse loans, with recourse which in the case of default will be limited to the property and other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower's other assets, a lender's ability to realize upon those assets may be limited by state law.

     Under the federal bankruptcy code and the related state laws, the filing of a petition in bankruptcy by or against a borrower will stay the sale of the real property owned by that borrower, as well as the commencement or continuation of a foreclosure action. In addition, if a court determines that the value of the mortgage property is less than the principal balance of the mortgage loan it secures, the court may prevent a lender from foreclosing on the mortgaged property. As part of a restructuring plan, a court also may reduce the amount of secured indebtedness to the current value of the mortgaged property. This type of action would make the lender a general unsecured creditor for the difference between the current value and the amount of its outstanding mortgage indebtedness.

     A bankruptcy court may also grant a debtor a reasonable time to cure a payment default on a mortgage loan, reduce monthly payments due on a mortgage loan, change the rate of interest due on a mortgage loan, or otherwise alter the mortgage loan's repayment schedule.

     Moreover, the filing of a petition in bankruptcy by, or on behalf of, a junior lienholder may stay the senior lienholder from taking action to foreclose on the junior lien. Additionally, the borrower's trustee or the borrower, as debtor-in-possession, has certain special powers to avoid, subordinate or disallow debts. In certain circumstances, the claims of the trustee may be subordinated to financing obtained by a debtor-in-possession subsequent to its bankruptcy.

     Under the federal bankruptcy code and the related state laws, the lender will be stayed from enforcing a borrower's assignment of rents and leases. The legal proceedings necessary to resolve these issues can be time consuming and may significantly delay the receipt of rents. Rents also may escape an assignment to the extent they are used by the borrower to maintain the mortgaged property or for other court authorized expenses.

     Notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower's payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges that a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid.

     IBF VI will have certain environmental risks when taking a security interest in real property, as well as when it acquires any real property. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in the property. These laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. Therefore, an environmental liability could have a material adverse effect on IBF VI's ability to foreclose on a loan, the underlying value of the real property securing a loan or investment IBF VI makes and its income and cash available for payment to bondholders. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. In certain circumstances, IBF VI could determine to abandon a contaminated mortgaged property as collateral for a loan rather than foreclose and risk liability for compliance or clean-up costs.

     Under Title III of the Americans with Disabilities Act of 1990 and rules promulgated thereunder or the "ADA", in order to protect individuals with disabilities, public accommodations -- such as hotels, restaurants, shopping centers, hospitals, schools and social service center establishments -- must remove architectural and communication barriers that are structural in nature from existing places of public accommodation to the extent "readily achievable." In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, the altered portions are readily accessible to and usable by disabled individuals. The "readily achievable" standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose these requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States federal income tax consequences of the purchase, ownership, and disposition of bonds is based upon laws, regulations, rulings, and decisions now in effect, all of which may change -- including changes in effective dates -- or possible differing interpretations. It deals only with the purchase and ownership of bonds acquired at original issuance and held as capital assets. It does not deal with issues peculiar to holders that are financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding bonds as a hedge against currency risks or as a position in a straddle for tax purposes, or persons whose functional currency is not the United States dollar. Persons considering the purchase of the bonds should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the bonds arising under the laws of any other taxing jurisdiction.

     As used in this prospectus, the term "U.S. Holder" means a beneficial owner of a bond that is for United States federal income tax purposes

     (1) a citizen or resident of the United States,

     (2) a corporation or partnership created or organized in or under the laws of the United States, any state or the District of Columbia,

     (3) an estate whose income is required to pay United States federal income tax regardless of its source, or

     (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Moreover, as used in this prospectus, the term "U.S. Holder" includes any holder of a bond whose income or gain in respect to its investment in a bond is effectively connected with the conduct of a U.S. trade or business. As used in this prospectus, the term "non-U.S. Holder" means a beneficial owner of a bond that is not a U.S. Holder.

U.S. HOLDERS

     INTEREST AND ORIGINAL ISSUE DISCOUNT. The accretion subordinated bonds will be issued with original issue discount or OID in an amount equal to the excess of the stated redemption price at maturity of these bonds over their issue price. The issue price of a bond is the first price at which a substantial amount of the bonds in the same issue has been sold, ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. The accretion subordinated bonds and the current interest subordinated bonds are separate issues for this purpose. The stated redemption price at maturity of a bond is the sum of all amounts payable on the bond other than payments of qualified stated interest. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash at least annually at a single fixed rate or a qualified variable rate.

     The current interest subordinate bonds may be issued with OID to the extent the principal amount of these bonds exceeds the issue price of the bonds by more than a statutorily defined de minimis amount -- the bond's stated redemption price at maturity multiplied by the number of complete years from the issue date to the maturity date multiplied by 0.25%. Stated interest on the current interest subordinated bonds will be treated as qualified stated interest and, as such, will be includible in income by a holder as it is paid or as it accrues, depending upon the holder's normal method of tax accounting.

     A holder of a bond issued with OID must include OID in income as ordinary interest as it accrues under a constant yield method in advance of receipt of the cash payments attributable to this income, regardless of the holder's regular method of tax accounting. Under the constant yield method, the holder of an accretion subordinated bond generally will have to include in income increasingly greater amounts of OID in successive quarterly accrual periods.

     A holder who purchases a bond -- including a purchase at original issuance -- for an amount that is greater than its adjusted issue price will have purchased the bond at an acquisition premium. The amount of OID which the holder must include in its gross income with respect to the bond for any taxable year will be reduced but not below zero -- by the portion of the acquisition premium properly allocable to the period.

     MARKET DISCOUNT. If a bond is issued without OID, the bond will be treated has having market discount if the holder purchased the bond -- including a purchase at original issuance -- for a price less than its stated redemption price at maturity. If a bond is issued with OID, the bond will be treated as having market discount if the holder purchased the bond -- including a purchase at original issuance -- for an amount that is less than the bond's adjusted issue price on the purchase date. If, however, the amount of market discount is less than a statutorily defined de minimis amount -- the bond's stated redemption price at maturity multiplied by the number of complete years from the purchase date to the maturity date multiplied by 0.25% -- the amount of market discount will be treated as zero.

     Generally, market discount accrues on a straight line basis over the remaining term of a bond but a holder may, however, elect to accrue market discount under a constant yield method. Generally, market discount, unlike OID, is not includible in income as it accrues. Instead, accrued market discount is treated as ordinary income at the time a payment, other than qualified stated interest, is made on the bond or the bond is sold at a gain. A holder can elect, however, to include market discount in income as it accrues. If a holder does not make the election to currently include market discount in income as it accrues, the holder's ability to deduct interest expense on indebtedness incurred or continued to carry the market discount bonds may be limited.

     PREMIUM. If a holder purchases a current interest subordinated bond -- including a purchase at original issuance -- for an amount that is greater than its stated principal amount, the holder will have purchased the bond with amortizable bond premium equal in amount to this excess. A holder may elect to amortize this premium using a constant yield method over the remaining term of the bond and may offset interest otherwise required to be included in respect of the bond during any taxable year by the amortized amount of premium.

     ELECTION TO TREAT ALL INTEREST AND DISCOUNT AS OID. A holder can elect to treat all items of interest and discount on a bond, adjusted for any item premium, as OID. If a holder makes this election with respect to a bond, the holder will report income from the bond as though it had been originally issued on the purchase date for an issue price equal to the holders purchase price and no payment due on the bond will be qualified stated interest.

NON-U.S. HOLDERS

     Interest or OID paid or accrued on a bond to a non-U.S. Holder will be considered to be portfolio interest and will not be required to pay United States federal income tax or withholding tax. To qualify for the exemption from taxation, the non-U.S. Holder must provide to the person otherwise required to withhold tax an IRS Form W-8BEN -- Certificate of Foreign Status of Beneficial Owner for United State Tax Withholding -- and the beneficial owner must inform the withholding agent of any change in the information on the statement within 30 days of the change. If a bond is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the withholding agent. However, in that case, the signed statement must be accompanied by a copy of the IRS Form W-8BEN provided by the beneficial owner to the organization or institution.

     Generally, a non-U.S. Holder will not be required to pay federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a bond, unless the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and the gain is derived from sources within the United States. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

BACKUP WITHHOLDING

     Backup withholding of United States federal income tax at a rate of 31% may apply to payments made in respect of the bonds to registered owners who are not "exempt recipients" and who fail to provide certain identifying information -- such as the registered owner's taxpayer identification number or a Form W-8BEN -- in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.

                              PLAN OF DISTRIBUTION

     Except for conditions otherwise set forth in this prospectus and under the terms and conditions of the indenture and the underwriting agreement between IBF VI and National Securities Corporation -- referred to in this prospectus as "National", IBF VI will offer through National as its exclusive agent, on a best efforts basis, a maximum of $50,000,000 in principal amount of the bonds. The minimum subscription is $5,000 unless there is a higher requirement in your state of residence or, in the case of individual retirement accounts and certain regulated by the Employee Retirement Income Security Act of 1974, as amended, or "Qualified Plans" including Keogh plans, the minimum subscription is $2,000. Purchases in excess of the minimum subscription will be made in increments of $1,000. See "Investor Suitability And Minimum Investment Requirements; Subscription Procedures."

     The commission paid to National is 8.0 percent of the gross offering proceeds. National may reallow the selling compensation to selected dealers participating in the offering. Generally, dealers participating in the offering will receive a 6.5 percent commission and a 0.5 percent due diligence fee.

     Coleman & Company Securities, Inc. -- referred to in this prospectus as "Coleman" -- an affiliate of InterBank and IBF VI, will solicit broker-dealers to participate in the offering and request that they enter into selling group agreements with National. The contacts and communications with these broker-dealers will largely be made by employees of IBF Securities under direction of Coleman. For these services, Coleman will receive from National out of its sales commission 0.5 percent of the gross proceeds of the offering as a finders fee. IBF VI will also compensate the employees of IBF Securities by paying finders fees for identifying and communicating with broker-dealers in connection with this offering in the amount of approximately 1.0 percent of the gross proceeds received on bonds sold by those broker-dealers plus 2.0 percent of the gross proceeds received on the bonds as unaccountable expense reimbursement. Coleman may also act as a broker-dealer by signing a selling group agreement with National and make sales of bonds directly to investors. Coleman will receive a 7.0 percent commission on bonds sold directly to investors.

     Due to the affiliation between IBF VI and Coleman, the offering will be conducted pursuant to Rule 2720 of the NASD Rules of Conduct, which imposes certain requirements on the distribution. National has assumed the responsibilities of acting as the qualified independent underwriter and has priced the offering and conducted due diligence on IBF VI.

     The underwriting agreement and the selling group agreements contain provisions for the indemnification of National and participating selected dealers by IBF VI with respect to certain liabilities, including liabilities arising under the Securities Act.


     The offering will continue until the earliest of the date all bonds are sold, the date the offering is terminated by IBF VI, or December 31, 2002.


     The offering of the bonds may be withdrawn, cancelled, or modified without notice. National and IBF VI reserve the right to reject any order for the purchase of bonds.

           INVESTOR SUITABILITY AND MINIMUM INVESTMENT REQUIREMENTS;
                            SUBSCRIPTION PROCEDURES

GENERAL SUITABILITY CONSIDERATIONS

     Among the reasons for establishing investor suitability standards and minimum dollar amounts of investment is that there is no public market for the bonds and none is expected to develop. Accordingly, only persons able to make a long-term investment and who have adequate financial means and no need for liquidity with regard to their investment should purchase the bonds. An investment in bonds is not appropriate for you if you must rely on cash distributions with respect to your bonds as your primary, or as an essential, source of income to meet your necessary living expenses.

REQUIREMENTS CONCERNING MINIMUM INVESTMENT AND MINIMUM INVESTOR NET WORTH/INCOME

     Minimum Investment. For investors other than Qualified Plans and individual retirement accounts, the minimum investment is $5,000 in principal amount of the bonds. For Qualified Plans and individual retirement accounts, the minimum investment is $2,000 in principal amount of the bonds. After the minimum investment, sales will be made in increments of $1,000.

     Minimum Net Worth/Income. Except with respect to Qualified Plans and individual retirement accounts, bonds will be sold to you only if you represent in writing:

     - your net worth is at least $65,000 in excess of the proposed investment in the bonds and you have an annual gross income of at least $65,000, or

     - irrespective of annual gross income, your net worth is at least $225,000, or

     - that you satisfy the suitability standards imposed by the state in which you reside, if those standards are more stringent than the standards set forth above.

     All computations of your net worth must exclude the value of your principal residence, its furnishings, and personal automobiles. All other assets should be valued at their fair market value.

     If an investor is a Qualified Plan or an individual retirement account, the investor must represent

     - that the individual retirement account owner or the participant in the self-directed Qualified Plan satisfies the foregoing standards, or

     - if other than a self-directed Qualified Plan, that the Qualified Plan satisfies the foregoing suitability standards.

     You must execute a copy of the subscription agreement, the form of which is attached as Appendix III to this prospectus, to evidence your compliance with the foregoing standards and the requirements of applicable laws.

HOW TO SUBSCRIBE

     If you meet the suitability standards set forth above you must do the following to subscribe to purchase bonds. You must personally execute the subscription agreement and deliver it to National or the selected dealer soliciting the investment with payment of the purchase price for the bonds. In the case of individual retirement accounts and Qualified Plans, both owners and the plan fiduciary, if any, must sign the subscription agreement. In the case of grantor trusts or other trusts in which the grantor is the fiduciary, the grantor must sign the subscription agreement. In the case of other fiduciary accounts in which the donor does not exercise control and is not a fiduciary, the plan fiduciary alone may sign the subscription agreement.


     All subscription payments should be made payable to "CSTTC -- Escrow Agent for IBF VI." Subscription payments will be deposited in the escrow account no later than noon of the next business day following receipt.


     IBF VI and National will promptly review, and accept or reject at their discretion, each subscription. If a subscription is rejected, the subscription payment will be promptly refunded, without deduction of any offering expenses and without payment of interest.

     Affiliates of IBF VI, National, and the selected dealers will have the right, but not the obligation, to subscribe for and purchase bonds for their own account for investment purposes, under the terms and conditions contained in this prospectus. All bonds purchased by these parties will be purchased solely for investment purposes and not with a present view towards resale or distribution.


SALES MATERIAL

     In addition to and apart from this prospectus, IBF VI will utilize certain sales material in connection with the offering of bonds. This material may include reports describing IBF VI and a brochure and audio-visual materials or taped presentations highlighting various features of this offering. IBF VI and its affiliates may also respond to specific questions from selected dealers and prospective investors. Business reply cards, introductory letters or similar materials may be sent to selected dealers for customer use, and other information relating to this offering may be made available to selected dealers for their internal use. However, this offering is made only by means of this prospectus. Except as described in this prospectus or in supplements hereto, IBF VI has not authorized the use of other sales materials in connection with this offering. Although the information contained in this material does not conflict with any of the information contained in this prospectus, the material does not purport to be complete and should not be considered as a part of this prospectus or the registration statement of which this prospectus is a part, or as incorporated in this prospectus or the registration statement by reference or as forming the basis of this offering of bonds.

                                 LEGAL MATTERS


     Certain matters relating to this Post-Effective Amendment No. 2 to IBF's registration statement will be passed upon for IBF VI by Shaw Pittman LLP, 2300 N Street, N.W., Washington , D.C. 20037. Certain matters will be passed upon for National by its counsel D'Ancona & Pflaum LLC of Chicago, Illinois.


                                    EXPERTS


     The financial statements of IBF VI as of December 31, 2000 and 1999, appearing in this prospectus and registration statement have been audited by Radin, Glass & Co., LLP, independent auditors, as set forth in their report appearing elsewhere in this prospectus, and are included in reliance upon this report given upon the authority of Radin, Glass & Co., LLP as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     IBF VI has filed a registration statement on Form SB-2 under the Securities Act, with respect to the bonds offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to IBF VI and the bonds offered by this prospectus, reference is made to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of the related contract or other document filed as an exhibit to the registration statement. Each of those statements is qualified in all respects by that reference. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Securities and Exchange Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of all or any part of the registration statement may be obtained from the Commission upon payment of a prescribed fee. This information is also available from the Commission's Internet web site at http://www.sec.gov.


     In addition to the above, IBF VI will provide investors with annual reports of IBF VI which will include certified financial statements.

                                      APPENDIX I -- AUDITED FINANCIAL STATEMENTS

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
IBF VI -- Secured Lending Corporation
Washington, DC



       We have audited the accompanying balance sheets of IBF VI -- Secured Lending Corporation as of December 31, 2000 and 1999, and the related statement of operations, changes in stockholders' equity, and cash flow for each of the years then ended. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


       In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IBF VI -- Secured Lending Corporation at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States.



                                             /s/ Radin, Glass & Co., LLP

                                             RADIN, GLASS & CO., LLP
                                             Certified Public Accountants

New York, New York
February 15, 2001

                     IBF VI -- SECURED LENDING CORPORATION

                                 BALANCE SHEETS


                                                                   December 31,
                                                              ----------------------
                                                                 2000         1999
                                                              ----------    --------
                                       ASSETS
CURRENT ASSETS
  Cash                                                        $  532,858    $189,122
  Loan receivable                                                870,621          --
                                                              ----------    --------
       Total Current Assets                                    1,403,479     189,122
OTHER ASSETS:
  Debt issuance costs                                            548,992     180,322
                                                              ----------    --------
       TOTAL ASSETS                                           $1,952,471    $369,444
                                                              ==========    ========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable                                            $   33,260    $     --
SUBORDINATED BONDS                                               503,763          --
                                                              ----------    --------
       TOTAL LIABILITIES                                         537,023          --
                                                              ----------    --------
COMMITMENTS AND CONTINGENCIES                                         --          --
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value, 1,000 shares authorized,
     issued and outstanding                                        1,000       1,000
  Additional paid-in capital                                   1,502,535     409,018
  Accumulated deficit                                            (88,087)    (40,574)
                                                              ----------    --------
       TOTAL STOCKHOLDERS' EQUITY                              1,415,448     369,444
                                                              ----------    --------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY             $1,952,471    $369,444
                                                              ==========    ========

                     IBF VI -- SECURED LENDING CORPORATION

                            STATEMENTS OF OPERATIONS

                                                                 For the Years Ended
                                                                    December 31,
                                                              -------------------------
                                                                2000             1999
                                                              --------         --------
REVENUE                                                       $     --         $     --
OPERATING EXPENSES
  General and administration                                    47,513           35,574
                                                              --------         --------
       NET LOSS                                               $(47,513)        $(35,574)
                                                              ========         ========
Weighted average number of shares outstanding                    1,000            1,000
                                                              ========         ========
Net loss per share (Basic and Diluted)                        $ (47.51)        $ (35.57)
                                                              ========         ========

                     IBF VI -- SECURED LENDING CORPORATION

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                           Common Stock     Additional
                                          ---------------    Paid-in     Accumulated
                                          Shares   Amount    Capital       Deficit       Total
                                          ------   ------   ----------   -----------   ----------
Balance -- December 31, 1998              1,000    $1,000   $  280,276    $ (5,000)    $  276,276

Capital contributions                                          128,742                    128,742

Net loss                                                                   (35,574)       (35,574)
                                          -----    ------   ----------    --------     ----------

Balance -- December 31, 1999              1,000    1,000       409,018     (40,574)       369,444

Capital contributions                                        1,093,517                  1,093,517

Net loss                                                                   (47,513)       (47,513)
                                          -----    ------   ----------    --------     ----------

Balance -- December 31, 2000              1,000    $1,000   $1,502,535    $(88,087)    $1,415,448
                                          =====    ======   ==========    ========     ==========

                     IBF VI -- SECURED LENDING CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                  For the Years Ended
                                                                      December 31,
                                                              ----------------------------
                                                                 2000              1999
                                                              ----------         ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss                                                    $  (47,513)        $ (35,574)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
       Interest on subordinated bonds                              3,763                --
  Changes in operating assets and liabilities:
       Accounts payable                                           33,260                --
                                                              ----------         ---------
          CASH FLOW USED IN OPERATING ACTIVITIES                 (10,490)          (35,574)
                                                              ----------         ---------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Purchases of loan receivable                                  (870,621)               --
                                                              ----------         ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Capital contributions                                          758,750           128,742
  Debt issuance costs incurred                                   (33,903)         (154,046)
  Proceeds from subordinated bonds                               500,000                --
  Loans issued to Parent                                              --          (335,000)
  Payments received from Parent                                       --           584,000
                                                              ----------         ---------
          CASH FLOW PROVIDED BY FINANCING ACTIVITIES           1,224,847           223,696
                                                              ----------         ---------
          NET INCREASE IN CASH                                   343,736           188,122
CASH, Beginning                                                  189,122             1,000
                                                              ----------         ---------
CASH, Ending                                                  $  532,858         $ 189,122
                                                              ==========         =========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the periods:
  Interest                                                    $       --         $      --
                                                              ==========         =========
  Taxes                                                       $       --         $      --
                                                              ==========         =========
Non-cash investing and financing activities:
  Debt issuance costs paid by Parent                          $  334,767         $  70,246
                                                              ==========         =========

                         NOTES TO FINANCIAL STATEMENTS

1. DESCRIPTION OF THE COMPANY:

On June 8, 1998, IBF VI -- Secured Lending Corporation (the "Company") was formed to engage in the business of originating, purchasing, holding and disposing of debt and equity securities and instruments and other commercial real estate related assets.

The Company is a wholly-owned subsidiary of InterBank Funding Corporation (the "Parent").

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Development Stage Enterprise:

The Company had previously reported its financial statements as a Development Stage Enterprise as the Company had not yet commenced its planned principal operations. During the year ended December 31, 2000, due to the fact that the Company commenced its planned principal operations and the completion of its registration statement with Securities and Exchange Commission (see Note 4), the Company believes it should no longer report its financial statements as a Development Stage Enterprise.

Debt Issuance Costs:

Debt issuance costs represent costs incurred in connection with the Company's public offering of subordinated bonds. Such costs are capitalized and will be amortized over the life of the bonds once the offering is completed.

Income Taxes:

The Company files a consolidated income tax return with its Parent. Income tax has been provided as if the Company was a separate entity and such tax provision is paid to the Parent.

Fair Value of Financial Instruments:

The carrying amounts reported in the balance sheet for assets and liabilities approximate fair value based on the short-term maturity of these instruments.

Loans Receivable:

Loans receivable are reported at their outstanding principal adjusted for any charge-off, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans. Discounts and premiums on purchased loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments.

Management's periodic evaluation of the adequacy of the allowance is based on the Corporation's past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, the estimated value of any underlying collateral, and current economic conditions. At December 31, 2000, management concluded that the loan is fully collectible.

Income (Loss) Per Share:

The Company adopted SFAS No. 128, "Earnings per Share". SFAS No. 128 eliminates the presentation of primary and fully dilutive earnings per share ("EPS") and requires presentation of basic and diluted EPS. Basic EPS is computed by dividing income (loss) available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS is based on the weighted-average number of shares of common stock and common stock equivalents outstanding for the period.

Accounting for Long-Live Assets:


The Company reviews long-lived assets, certain identifiable assets and any goodwill related to those assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recoverable. At December 31, 2000 and 1999, the Company believes that there has been no impairment of long-lived assets.


Cash:


During the normal course of business, the Company may have cash in the bank in excess of $100,000 which exceeds the FDIC insurance limits and is therefore uninsured. At December 31, 2000, cash included $500,000 in an escrow account, which was non-interest bearing and was released to the Company on January 22, 2001.


Reporting of Segments:

The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes the criteria for determining an operating segment and establishes the disclosure requirements for reporting information about operating segments. The Company has determined that under SFAS No. 131, it operates in one segment of service.

3. LOAN RECEIVABLE:

On December 29, 2000, the Company purchased a secured term note for $870,621 from an affiliate. The note matures on August 25, 2001 and bears interest at 24%. The note is secured by certain real property.

4. SUBORDINATED BONDS/PUBLIC OFFERING:

During the year ended December 31, 2000, the Company commenced a $50,000,000 subordinated bond offering. The minimum principal amount of bonds is $5,000 for all investors, except for individual retirement accounts and Keogh Plans, for which the minimum purchase is $2,000. The bonds may be subordinated to future senior indebtedness of the Company. Any amount of the bonds is redeemable at the option of the Company after June 30, 2001.


The subordinated bonds bear interest at 10.75% per annum, due quarterly and due on December 31, 2006. The redemption price of the bond will be equal to 100% of the principal amount of the bond plus any related accrued or accreted interest through the date of redemption. At December 31, 2000, total subordinated bonds consist of principal of $500,000 and accrued interest of $3,763.


5. INCOME TAXES:


No provision has been made in the accompanying financial statements for income tax expense as a result of the current operating loss and net operating loss carryforwards. Differences between income tax benefits computed at the Federal statutory rate (34%) and reported income taxes for years ended December 31, 2000 and 1999 are primarily attributable to the net operating loss carryforwards.


6. RELATED PARTY TRANSACTIONS:

IBF Management Corp. ("IBF Management") and InterBank Consultants, Inc. ("IB Consultants"), affiliates of the Parent provides to the Company certain administrative and support services for a fee. The annual management fee will pay for certain costs of operating the Company, which IBF Management is responsible. A portion of the management fee will be paid to IB Consultants.

Overhead costs incurred by the Company are absorbed by IBF Management, as required under the subordinated bond agreement. IBF Management computes the portion of its payroll, rent equipment leases and other expense applicable to the Company. Such amount is treated as an expense in the financial statements and a concomitant contribution to the Company's capital.

7. CONCENTRATION OF CREDIT RISK:

The Company was formed to purchase or make loans on corporate credits with substantial collateralization that otherwise might not be able to obtain financing. These loans may be performing or non-performing when they are acquired. Certain loans have been purchased below face value. The Company expects to be able to generate higher returns than would be obtainable from traditional loans. The loan portfolio at any time contains such loans, which may on occasion require standard or innovative methods of collection. Management believes that the portfolio is sufficiently collateralized such that the borrowers have sufficient incentive to make full collection probable, after giving effect to the allowance for uncollectible that has been provided.

                                     APPENDIX II -- INTERIM FINANCIAL STATEMENTS


                     IBF VI -- SECURED LENDING CORPORATION
                                 BALANCE SHEET

                                                            March 31, 2001           December 31, 2000
                                                       ------------------------   ------------------------
                                                             (unaudited)
                                                  ASSETS
                                                  ------
CURRENT ASSETS
     Cash and cash equivalents                                $  204,883                 $  532,858
     Loan receivable                                             920,706                    870,621
                                                             ------------               ------------
     Total Current Assets                                      1,125,589                  1,403,479
OTHER ASSETS
     Debt issuance costs                                         624,856                    548,992
     Placement fees                                               98,254                         --
     Prepaid expenses                                                 28                         --
                                                             ------------               ------------
     Total Other Assets                                          723,138                    548,992
                                                             ------------               ------------
TOTAL ASSETS                                                  $1,848,727                 $1,952,471
                                                             ============               ============

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
                                   ------------------------------------
CURRENT LIABILITIES
     Accounts payable                                         $  119,277                 $   33,260
OTHER LIABILITIES
     Subordinated bonds                                        1,098,425                    503,763
                                                             ------------               ------------
TOTAL LIABILITIES                                              1,217,702                    537,023
COMMITMENTS AND CONTINGENCIES                                         --                         --
STOCKHOLDERS' EQUITY
     Common stock, $1 par value, 1,000 shares
       authorized, issued and outstanding                          1,000                      1,000
     Additional paid in capital                                  707,535                  1,502,535
     Accumulated deficit                                         (77,510)                   (88,087)
                                                             ------------               ------------
TOTAL STOCKHOLDER'S EQUITY                                       631,025                  1,415,448
                                                             ------------               ------------
TOTAL LIABILITIES AND STOCKHOLDERS EQUITY                     $1,848,727                 $1,952,471
                                                             ============               ============

                     IBF VI -- SECURED LENDING CORPORATION

                            STATEMENT OF OPERATIONS

                                                              Three months ended   Three months ended
                                                                March 31, 2001       March 31, 2000
                                                              ------------------   ------------------
                                                                 (unaudited)          (unaudited)
REVENUE
  Interest income                                                  $50,085                   --
                                                                   -------              -------
TOTAL REVENUE                                                       50,085                   --
EXPENSES
  Interest expense                                                   7,833                   --
                                                                   -------              -------
INCOME FROM OPERATIONS                                              42,252                   --
OTHER EXPENSES
General and administrative expenses                                 31,675                9,296
                                                                   -------              -------
          Total other expenses                                      31,675                9,296
                                                                   -------              -------
NET INCOME (LOSS)                                                  $10,577              $(9,296)
                                                                   =======              =======
Weighted average shares of common stock outstanding                  1,000                1,000
Net income (loss) per share                                        $ 10.58              $ (9.30)

                     IBF VI -- SECURED LENDING CORPORATION

                       STATEMENT OF STOCKHOLDER'S EQUITY
                        (unaudited as of March 31, 2001)

                                              Common Stock       Additional
                                            -----------------     Paid-in      Accumulated
                                            Shares    Amount      Capital        Deficit        Total
                                            ------    -------    ----------    -----------    ---------
Balance as of December 31, 1998             1,000     $1,000     $ 280,276      $ (5,000)     $ 276,276
Capital Contributions                                              128,742                      128,742
Net Loss                                                                         (35,574)       (35,574)
                                            ------    -------    ---------      --------      ---------
Balance as of December 31, 1999             1,000      1,000       409,018       (40,574)       369,444
Capital Contributions                                            1,093,517                    1,093,517
Net Loss                                                                         (47,513)       (47,513)
                                            ------    -------    ---------      --------      ---------
Balance as of December 31, 2000             1,000      1,000     1,502,535       (88,087)     1,415,448
Distribution of Capital                                           (795,000)                    (795,000)
Net Income                                                                        10,577         10,577
                                            ------    -------    ---------      --------      ---------
Balance as of March 31, 2001                1,000     $1,000     $ 707,535      $(77,510)     $ 631,025
                                            ======    =======    =========      ========      =========

                     IBF VI -- SECURED LENDING CORPORATION

                            STATEMENT OF CASH FLOWS

                                                      Three months ended   Three months ended
                                                        March 31, 2001       March 31, 2000
                                                      ------------------   ------------------
                                                         (unaudited)          (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...................................      $  10,577             $ (9,296)
Adjustments to reconcile net income to net cash
  provided by (used in) operating activities:
  Debt issuance costs...............................                              (9,070)
  Amortization of debt issuance costs and placement
     fees...........................................         28,347
Changes in operating assets and liabilities:
  Accounts payable..................................         82,255                   --
                                                          ---------             --------
NET CASH PROVIDED IN (USED BY) OPERATIONS                   121,179              (18,366)
                                                          ---------             --------
CASH FLOWS USED IN INVESTING ACTIVITIES:
  Loans Receivable..................................        (50,084)                  --
                                                          ---------             --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital Contributions.............................                              18,190
  Distribution of capital...........................       (795,000)                  --
  Debt issuance costs incurred......................       (202,495)
  Proceeds of subordinated bonds....................        598,425                   --
                                                          ---------             --------
CASH FLOW USED BY FINANCING ACTIVITIES..............       (399,070)              18,190
                                                          ---------             --------
NET INCREASE (DECREASE) IN CASH.....................       (327,975)                (176)
CASH, beginning of period...........................        532,858              189,122
                                                          ---------             --------
CASH, end of period.................................      $ 204,883             $188,946
                                                          =========             ========

                     IBF VI -- SECURED LENDING CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

                                  (Unaudited)


Item 1. Financial Statements

Reference is made to the financial statements and footnotes included in the Company's audited report, dated February 15, 2001 for the period June 8, 1998 (inception) through December 31, 2000.

The financial statement for the periods ended March 31, 2001 and March 31, 2000 are unaudited and include all adjustments which, in the opinion of management, are necessary to a fair statement of the results of operations for the periods then ended. All such adjustments are of a normal recurring nature. The results of the Company's operations for any interim period are not necessarily indicative of the results of the Company's operations for a full fiscal year.

                                           APPENDIX III - SUBSCRIPTION AGREEMENT

                      IBF VI - SECURED LENDING CORPORATION
                             SUBSCRIPTION AGREEMENT

__ Initial Subscription

__ Additional Investment:  Account Number Previously Assigned: _________________

INVESTMENT
I DESIRE TO PURCHASE $ ______________ AGGREGATE PRINCIPAL AMOUNT OF IBF VI -- SECURED LENDING CORPORATION CURRENT INTEREST SUBORDINATED BONDS.

I DESIRE TO PURCHASE $ ______________ AGGREGATE PRINCIPAL AMOUNT OF IBF VI -- SECURED LENDING CORPORATION ACCRETION SUBORDINATED BONDS.

Make Checks Payable to: CSTTC Escrow Agent for IBF VI - Secured Lending Corporation

Subscriber Information: Please clearly print name(s) in which Bonds are to be acquired. All checks and correspondence will go to the Investor Residence Address unless specified otherwise in the Check Distribution Section.


You hereby certify that:             __  your net worth is at least $65,000 in excess of the
                                         proposed investment in the bonds and you have an annual
                                         gross income of at least $65,000, or
                                     __  irrespective of annual gross income, your net worth is at least $225,000, or
                                     __  that you satisfy the suitability standards imposed by
                                         the state in which you reside, if such standards are
                                         more stringent than those set forth above.

All computations of your net worth must exclude the value of your principal residence, its furnishings, and personal automobiles. All other assets should be valued at their fair market value.

Investor 1 (First, Middle I., Last):

---------------------------------------------------------------

Investor 2 (First, Middle I. Last):

---------------------------------------------------------------

Registration For The Investment (How The Investment Should Be Titled):

------------------------------------------------------------------------

                                      III-1

Investor Residence Address 1:

------------------------------------------                   CHECK ONE OF THE FOLLOWING:
                                                             __ U.S. Citizen
Investor Residence Address 2:

------------------------------------------                   __ Resident Alien
City,                        State       ZIP Code            __ Foreign Resident;

----------------          -------------------                Country  _________
                                                             __ U.S. Citizen residing
                                                             outside the U.S

Occupation:

------------------------------------------

Check Distribution Information (if different):

Financial Institution (Bank, Trust Company, etc.):

---------------------------------------------------------------------

Address:

-------------------------------------------------

City,                                  State      ZIP Code

------------------------               ------     -------------

Account Number:

------------------------------------------------------------
Enter the taxpayer identification number. For most individual taxpayers, it is their Social Security Number. Note: If the purchase is in more than one name, the number should be that of the first person listed. For IRAs, Keoghs, and qualified plans, enter both the Social Security Number and the Taxpayer Identification Number for the plan.

Social Security Number                  Taxpayer Identification Number (If
Applicable)

-------    --------    -----            -----      ------------




Form of Ownership (Individual, IRA, Trust, UGMA, Pension Plan, etc.)

------------------------------------------------------------

Broker/Dealer - Registered Representative Information (To be completed by Registered Representative)

I hereby certify that the investor(s) has read the prospectus and meets the suitability requirements.
Broker/Dealer Firm Name:

------------------------------------------------------------

Registered Representative:

------------------------------------------------------------

Branch Address:
                                                   ------------------------------------
Telephone Number:
                                                   ------------------------------------
Sales Representative Number:
                                                   ------------------------------------
Sales Representative Signature:
                                                   ------------------------------------

Interest Distribution: If you are purchasing $15,000 or more of the Current Interest Subordinated Bonds, please indicate how you want fixed interest paid:
__      Monthly          __      Quarterly

Subscriber Signature: (the undersigned has the authority to enter into this subscription agreement on behalf of the person(s) or entity registered above. I
(We) certify under penalty of perjury that this is my (our) correct Social Security Number (and/or Tax Identification

                                      III-2

Number) and that interest income on this account should be reported on this number. I (We) certify, acknowledge and agree that all information in this statement is true and correct.

Authorized Signature of Investor 1  ___________________________ Date __________

Authorized Signature of Investor 2  ___________________________ Date __________

Company's Acceptance (To be completed only by an authorized representative of the IBF VI - Secured Lending Corporation.)

The foregoing subscription is accepted this ____________ day of ________________, _____

                       ---------------------------------------------------------
                       Authorized Representative of IBF VI - Secured Lending Corporation

                                      III-3

                               Table of Contents



Prospectus Summary.............................      1
Risk Factors...................................      3
Description of the Bonds.......................      7
Forward-Looking Statements.....................     13
Use of Proceeds................................     14
Management's Discussion and Analysis of
  Liquidity and Capital Resources..............     16
Operating Policies and Objectives..............     18
Investment Guidelines..........................     20
Risk Management................................     29
Significant Acquisitions.......................     33
Management.....................................     34
Regulatory Matters.............................     41
Certain Relationships and Related
  Transactions.................................     43
Indemnification................................     44
Certain Legal Aspects of Mortgage Loans and
  Real Property Investments....................     44
Certain United States Federal Income Tax
  Considerations...............................     47
Plan of Distribution...........................     50
Investor Suitability and Minimum Investment
  Requirements; Subscription Procedures........     51
Legal Matters..................................     53
Experts........................................     53
Additional Information.........................     53
Appendix I -- Audited Financial Statements.....    I-1
Appendix II -- Interim Financial Statements....   II-1
Appendix III -- Subscription Agreement.........  III-1


NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, THAT INFORMATION OR THOSE REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY IBF VI OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION TO ANY PERSON IN ANY JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF IBF VI SINCE THAT DATE. HOWEVER, IN THE EVENT OF ANY MATERIAL CHANGE DURING THE PERIOD WHEN THIS PROSPECTUS IS REQUIRED TO BE DELIVERED, THIS PROSPECTUS WILL BE AMENDED OR SUPPLEMENTED ACCORDINGLY.
                           INTERBANK CAPITAL PARTNERS
                          1733 Connecticut Avenue, NW
                           Washington, DC 20009-1137
                            Telephone: 202-588-7500
                           Out of State: 800-588-7006
                            Facsimile: 202-588-5088

                                  $50,000,000


                     IBF IV -- SECURED LENDING CORPORATION
                      CURRENT INTEREST SUBORDINATED BONDS
                          ACCRETION SUBORDINATED BONDS
                                   Prospectus
                               July       , 2001

                                [INTERBANK LOGO]

                                    PART II.

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 27.  EXHIBITS

EXHIBIT NO.   SEC REF. NO.                 TITLE OF DOCUMENT                        LOCATION
-----------   ------------                 -----------------                        --------

     *1             (1)      Underwriting Agreement                          Amend. 5
                                                                             Page E-1

     *2             (1)      Selling Group Agreement                         Amend. 5
                                                                             Page E-17

     *3            3(i)      Certificate of Incorporation, as amended        Initial Filing
                                                                             Page E-17

     *3(a)         3(i)      Certificate of Amendment to Certificate of      Amend. 1
                             Incorporation                                   Page E-32

     *3(b)         3(i)      Certificate of Amendment to Certificate of      Amend. 2
                             Incorporation                                   Page E-18

     *3(c)         3(i)      Certificate of Amendment to Certificate of      Amend. 3
                             Incorporation                                   Page E-1

     *4           3(ii)      Bylaws                                          Initial Filing
                                                                             Page E-21

     *5             (4)      Proceeds Escrow Agreement                       Amend. 5
                                                                             Page E-22

     *6             (4)      Indenture, with exhibits                        Post-Effective Amend. 1
                                                                             Page E-1

     *7            (10)      Management Agreement                            Amend. 3
                                                                             Page E-2

     *8         (5)(23)      Opinion and Consent of Brown & Wood LLP         Amend. 4
                                                                             Page E-1

      9            (23)      Consent of Radin, Glass & Co., LLP              Filed herewith

    *10            (25)      Form T-1, Statement of Eligibility under the    Initial Filing
                             Trust Indenture Act of 1939                     Page E-195

---------------
* Previously filed as exhibits to the Registrant's Registration Statement on Form SB-2 (No. 333-71091) and incorporated by reference herein.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and authorizes this Registration Statement or Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on July 16, 2001.


                                          IBF VI SECURED LENDING CORPORATION

                                          By:     /s/ SIMON A. HERSHON
                                            ------------------------------------
                                                     Simon A. Hershon,
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or Amendment has been signed below by the following persons in the capacities and on the dates indicated.


                   SIGNATURES                                        TITLE                          DATE
                   ----------                                        -----                          ----

              /s/ SIMON A. HERSHON                    Chief Executive Officer and Director      July 16, 2001
------------------------------------------------         (Principal Executive Officer)
                Simon A. Hershon

               /s/ EHUD D. LASKA                     Executive Vice President and Director      July 13, 2001
------------------------------------------------
                 Ehud D. Laska

              /s/ ROBERT L. OLSON                           Chief Financial Officer             July 13, 2001
------------------------------------------------  (Principal Financial and Accounting Officer)
                Robert L. Olson

EXHIBIT INDEX

EXHIBIT NO.   SEC REF. NO.                 TITLE OF DOCUMENT                        LOCATION
-----------   ------------                 -----------------                        --------

     *1             (1)      Underwriting Agreement                          Amend. 5
                                                                             Page E-1

     *2             (1)      Selling Group Agreement                         Amend. 5
                                                                             Page E-17

     *3            3(i)      Certificate of Incorporation, as amended        Initial Filing
                                                                             Page E-17

     *3(a)         3(i)      Certificate of Amendment to Certificate of      Amend. 1
                             Incorporation                                   Page E-32

     *3(b)         3(i)      Certificate of Amendment to Certificate of      Amend. 2
                             Incorporation                                   Page E-18

     *3(c)         3(i)      Certificate of Amendment to Certificate of      Amend. 3
                             Incorporation                                   Page E-1

     *4           3(ii)      Bylaws                                          Initial Filing
                                                                             Page E-21

     *5             (4)      Proceeds Escrow Agreement                       Amend. 5
                                                                             Page E-22

     *6             (4)      Indenture, with exhibits                        Post-Effective Amend. 1
                                                                             Page E-1

     *7            (10)      Management Agreement                            Amend. 3
                                                                             Page E-2

     *8         (5)(23)      Opinion and Consent of Brown & Wood LLP         Amend. 4
                                                                             Page E-1

      9            (23)      Consent of Radin, Glass & Co., LLP              Filed herewith

    *10            (25)      Form T-1, Statement of Eligibility under the    Initial Filing
                             Trust Indenture Act of 1939                     Page E-195

---------------
* Previously filed as exhibits to the Registrant's Registration Statement on Form SB-2 (No. 333-71091) and incorporated by reference herein.